        Exhibit 10.2

Richard M. Cieri
Paul M. Basta
Stephen E. Hessler
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

- and -

Ray C. Schrock
KIRKLAND & ELLIS LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Counsel to the Debtors and Debtors in Possession (other than Charter Investment, Inc.)

- and -

Albert Togut
Frank A. Oswald
TOGUT, SEGAL & SEGAL LLP
One Penn Plaza
New York, New York 10119
Telephone: (212) 594-5000
Facsimile: (212) 967-4258

Counsel to the Debtor and Debtor in Possession Charter Investment, Inc.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
CHARTER COMMUNICATIONS, INC., et al.,	) )	Case No. 09-11435 (JMP)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ JOINT PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

Dated:  July 15, 2009

TABLE OF CONTENTS

INTRODUCTION	1

ARTICLE I. DEFINITIONS AND INTERPRETATION	1
A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	18

ARTICLE II. ADMINISTRATIVE AND PRIORITY CLAIMS	19
A.	Administrative Expense Claims	19
B.	Professional Compensation and Reimbursement Claims	19
C.	Priority Tax Claims	19

ARTICLE III. CLASSIFICATION OF CLAIMS AND INTERESTS	20
A.	CCI	20
B.	CII	20
C.	Holdco, Enstar Communications Corporation, and Charter Gateway, LLC	20
D.	CCHC	21
E.	CCH and Charter Communications Holdings Capital Corp.	21
F.	CIH and CCH I Holdings Capital Corp.	21
G.	CCH I and CCH I Capital Corp.	21
H.	CCH II and CCH II Capital Corp.	22
I.	CCOH and CCO Holdings Capital Corp.	22
J.	CCO (and its direct and indirect subsidiaries)	23

ARTICLE IV. TREATMENT OF CLAIMS AND INTERESTS	24
A.	CCI	24
B.	CII	25
C.	Holdco, Enstar Communications Corporation, and Charter Gateway, LLC	27
D.	CCHC	28
E.	CCH and Charter Communications Holdings Capital Corp.	30
F.	CIH and CCH I Holdings Capital Corp.	31
G.	CCH I and CCH I Capital Corp.	33
H.	CCH II and CCH II Capital Corp.	35
I.	CCOH and CCO Holdings Capital Corp.	38
J.	CCO (and its direct and indirect subsidiaries)	39

ARTICLE V. IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND INTERESTS; ACCEPTANCE OR REJECTION OF THIS PLAN OF REORGANIZATION	42
A.	Classes Entitled to Vote	42
B.	Classes Not Entitled to Vote; Deemed to Accept	42
C.	Classes Not Entitled to Vote; Deemed to Reject	43
D.	Nonconsensual Confirmation	44

ARTICLE VI. PROVISIONS FOR IMPLEMENTATION OF THE PLAN	45
A.	Sources of Consideration for Plan Distributions	45
B.	Reorganized Company Equity Interests	46
C.	CII Settlement Claim	47
D.	Section 1145 Exemption	48
E.	Corporate Existence	48
F.	Vesting of Assets in the Reorganized Debtors	48
G.	Discharge of Debtors	48
H.	Restructuring Transactions	49
I.	Corporate Action	49

i

J.	Post-Effective Date Governance	49
K.	Limited Liability Company Agreement	49
L.	Effectuating Documents; Further Transactions	49
M.	Exemption from Certain Transfer Taxes and Recording Fees	49
N.	Board Representation	50
O.	Senior Management	50
P.	Management Incentive Plan and VCP	50
Q.	Employee and Retiree Benefits	51
R.	Creation of Professional Fee Escrow Account	51
S.	Preservation of Rights of Action	51

ARTICLE VII. TREATMENT OF EXECUTORY CONTRACTS	52
A.	Assumption and Rejection of Executory Contracts	52
B.	Indemnification Obligations	52
C.	Cure of Defaults for Assumed Executory Contracts	53
D.	Claims Based on Rejection or Repudiation of Executory Contracts	54
E.	Reservation of Rights	54
F.	Nonoccurrence of Effective Date	54

ARTICLE VIII. PROCEDURES FOR RESOLVING CLAIMS AND DISPUTES	55
A.	Allowance of Claims and Interests	55
B.	Claims and Interests Administration Responsibilities	55
C.	Estimation of Claims and Interests	55
D.	Adjustment to Claims and Interests Without Objection	55
E.	Disallowance of Claims or Interests	55
F.	Offer of Judgment	55
G.	Amendments to Claims	56

ARTICLE IX. PROVISIONS GOVERNING DISTRIBUTIONS	57
A.	Distributions on Account of Claims and Interests Allowed As of the Effective Date	57
B.	Distributions on Account of Claims and Interests Allowed After the Effective Date	57
C.	Delivery of Distributions	57
D.	Claims Paid or Payable by Third Parties	59
E.	Allocation Between Principal and Accrued Interest	59

ARTICLE X. EFFECT OF PLAN CONFIRMATION	60
A.	Discharge of Claims and Termination of Interests	60
B.	Compromise and Settlement of Claims and Controversies	60
C.	CCO Credit Facility	60
D.	Releases by the Debtors	60
E.	Third Party Releases	61
F.	Injunction	61
G.	Exculpation	61
H.	Protection Against Discriminatory Treatment	62
I.	Setoffs and Recoupment	62
J.	Release of Liens	62
K.	Document Retention	62
L.	Reimbursement or Contribution	62

ARTICLE XI. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE EXPENSE CLAIMS	63
A.	Professional Claims	63
B.	Other Administrative Expense Claims	64

ARTICLE XII. CONDITIONS PRECEDENT TO EFFECTIVE DATE	65
A.	Conditions Precedent to Effective Date	65

ii

B.	Waiver of Conditions Precedent	65
C.	Effect of Non-Occurrence of Conditions to the Effective Date	65

ARTICLE XIII. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	67
A.	Modification or Amendments	67
B.	Effect of Confirmation on Modifications	67
C.	Revocation or Withdrawal of Plan	67

ARTICLE XIV. RETENTION OF JURISDICTION	68

ARTICLE XV. MISCELLANEOUS PROVISIONS	70
A.	Immediate Binding Effect	70
B.	Additional Documents	70
C.	Payment of Statutory Fees	70
D.	Reservation of Rights	70
E.	Successors and Assigns	70
F.	Service of Documents	70
G.	Term of Injunctions or Stays	71
H.	Entire Agreement	72
I.	Governing Law	72
J.	Exhibits	72
K.	Nonseverability of Plan Provisions upon Confirmation	72
L.	Closing of Chapter 11 Cases	72
M.	Waiver or Estoppel	72
N.	Conflicts	72

iii

INTRODUCTION

Charter Communications, Inc. and the other debtors in the above-captioned chapter 11 cases (collectively, the “Debtors”)1 propose the following joint plan of reorganization (the “Plan”) for the resolution of outstanding creditor claims against, and equity interests in, the Debtors pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101–1532.  Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in ARTICLE I.A of the Plan.

Reference is made to the Disclosure Statement, Filed contemporaneously with the Plan, for a discussion of the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I.

DEFINITIONS AND INTERPRETATION

A.   Defined Terms.  As used in the Plan, the capitalized terms below have the following meanings, except as expressly provided or unless the context otherwise requires.  Any term used but not defined in the Plan, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

1.   “Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by all Professionals through and including the Effective Date, to the extent such fees and expenses have not been paid and regardless of whether a fee application has been Filed for such fees and expenses.  To the extent there is a Final Order denying some or all of a Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

2.   “Administrative Expense Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Claims of retained Professionals in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

3.   “Affiliate” is as defined in section 101(2) of the Bankruptcy Code.

4.   “Allen Entities” means (a) Mr. Allen, (b) any Entity controlled by Mr. Allen, (c) any trust in which Mr. Allen is the grantor, (d) the estate, spouse, immediate family members and heirs of Mr. Allen, and (e) any trust created as a result of the death of Mr. Allen; provided, however, the Debtors (other than CII) shall not be Allen Entities.  For the purpose of this definition, “controlled” means the direct or indirect ownership of at least fifty percent (50%) of the voting power and economic interest of such Entity.

5.   “Allen Fee Reimbursement” means up to $20 million for the actual out-of-pocket fees and expenses of the CII Settlement Claim Parties in connection with the proposed restructuring, without further Bankruptcy Court approval and after submission of documentation by Mr. Allen to the Reorganized Debtors (other than Reorganized CII).

6.   “Allen Management Receivable” means $25 million for amounts owing to CII under the Management Agreement and predecessor agreements, which shall constitute payment in full thereunder.

1A full list of the Debtors in these Chapter 11 Cases is attached as Exhibit 1 to the Plan Supplement.

7.   “Allowed” means, with respect to any Claim against any Debtor, except as otherwise provided herein, any Claim listed by such Debtor in its books and records as liquidated in amount and not disputed or contingent; provided, that to the extent that a Claim is a Disputed Claim, the determination of whether such Claim shall be allowed and/or the amount of any such Claim shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated, as the case may be, if the Chapter 11 Cases had not been commenced; and provided, further, the Debtors or Reorganized Debtors in their discretion may bring any objection or other motion with respect to a Disputed Claim for resolution.  For the purpose of determining the amount in which a Claim is Allowed, the Debtors or Reorganized Debtors may, at their option, deduct therefrom an amount equal to the amount of any claim which the Debtors or Reorganized Debtors may hold against the Holder thereof, to the extent such claim may be set off pursuant to applicable law.

8.   “Amended and Restated Bylaws” means the bylaws of the Reorganized Company, attached as Exhibit 2 to the Plan Supplement.

9.   “Amended and Restated Certificate of Incorporation” means the certificate of incorporation of the Reorganized Company, attached as Exhibit 3 to the Plan Supplement.

10.         “Annex C” means the list of Rollover Commitment Parties and related aggregate commitment amounts set forth in Annex C to the Term Sheet (and attached as Exhibit 4 to the Plan Supplement).

11.         “Annex D” means the list of New CCH II Notes Commitment Parties and aggregate commitment amounts set forth in Annex D to the Term Sheet (and attached as Exhibit 5 to the Plan Supplement).

12.         “Annex E” means the list of Equity Backstop Parties and aggregate commitment amounts set forth in Annex E to the Term Sheet (and attached as Exhibit 6 to the Plan Supplement).

13.         “Authorized Class B Holders” means any of:  (a) Mr. Allen; (b) his estate, spouse, immediate family members and heirs; and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other Persons referred to in clause (b) above or a combination thereof.

14.          “Available Cash” means, as of any date of determination, all Cash and cash equivalents on the consolidated balance sheet of the Reorganized Company and its consolidated subsidiaries, excluding any Cash collateral securing letters of credit and segregated Cash that may be used only as required by contract, statute or regulation (other than funds set aside to satisfy Specified Fees and Expenses), after giving effect to the use of proceeds described in clauses (a) through (e) of ARTICLE VI.A.1, minus the Fee Payment Threshold; provided, that if the Overallotment Option is exercised, the Cash proceeds of the Overallotment Option shall be deemed to be included on the balance sheet of the Reorganized Company as of the Effective Date, regardless of the actual date of funding thereof.

15.   “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

16.   “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

17.   “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075.

18.   “Board of Directors” means the Reorganized Company’s board of directors.

19.   “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

20.   “Cash” means legal tender of the United States of America.

21.   “Causes of Action” means all actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

22.   “CC VIII” means CC VIII, LLC.

23.   “CC VIII Preferred Units” means the Class A preferred units of CC VIII.

24.   “CCH” means Charter Communications Holdings, LLC.

25.   “CCH Notes” means:

(a)           the 9.625% Senior Notes of CCH and Charter Communications Holdings Capital Corp. due November 15, 2009 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Charter Communications Holdings Capital Corp, as issuers, and BNY Midwest Trust Company, as trustee;

(b)           the 9.92% Senior Discount Notes of CCH and Charter Communications Holdings Capital Corp. due April 1, 2011 issued pursuant to the Indenture, dated as of March 17, 1999, among CCH and Charter Communications Holdings Capital Corp., as issuers, Marcus Cable Holdings, LLC, as guarantor, and Harris Trust and Savings Bank, as trustee;

(c)           the 10.00% Senior Notes of CCH and Charter Communications Holdings Capital Corp. due April 1, 2009 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Charter Communications Holdings Capital Corp., as issuers, and Harris Trust and Savings Bank, as trustee;

(d)           the 10.00% Senior Notes of CCH and Charter Communications Holdings Capital Corp. due May 15, 2011 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Charter Communications Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(e)           the 10.25% Senior Notes of CCH and Charter Communications Holdings Capital Corp. due January 15, 2010 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Charter Communications Holdings Capital Corp., as issuers, and Harris Trust and Savings Bank, as trustee;

(f)           the 10.75% Senior Notes of CCH and Charter Communications Holdings Capital Corp. due October 1, 2009 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Charter Communications Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(g)           the 11.125% Senior Notes of CCH and Charter Communications Holdings Capital Corp. due January 15, 2011 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Charter Communications Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(h)           the 11.75% Senior Discount Notes of CCH and Charter Communications Holdings Capital Corp. due January 15, 2010 issued pursuant to the Indenture, dated as of January 12, 2000, among CCH and Charter Communications Holdings Capital Corp., as issuers, and Harris Trust and Savings Bank, as trustee;

(i)           the 11.75% Senior Discount Notes of CCH and Charter Communications Holdings Capital Corp. due May 15, 2011 issued pursuant to the Indenture, dated as of May 15, 2001, among CCH and Charter Communications Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee;

(j)           the 12.125% Senior Discount Notes of CCH and Charter Communications Holdings Capital Corp. due January 15, 2012 issued pursuant to the Indenture, dated as of January 14, 2002, among CCH and Charter Communications Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee; and

(k)           the 13.50% Senior Discount Notes of CCH and Charter Communications Holdings Capital Corp. due January 15, 2011 issued pursuant to the Indenture, dated as of January 10, 2001, among CCH and Charter Communications Holdings Capital Corp., as issuers, and BNY Midwest Trust Company, as trustee.

26.   “CCH Notes Claim” means any Claim against CCH and/or Charter Communications Holdings Capital Corp. by Holders of CCH Notes on account of CCH Notes.

27.   “CCH Warrants” means those Warrants to be issued to Holders of CCH Notes Claims, which shall be in the form set forth in Exhibit 7 to the Plan Supplement.

28.   “CCH I” means CCH I, LLC.

29.   “CCH I Notes” means the 11.00% Senior Secured Notes of CCH I and CCH I Capital Corp. due 2015 issued pursuant to the Indenture, dated as of September 28, 2005, among CCH I and CCH I Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee.

30.   “CCH I Notes Claim” means any Claim against a Debtor by Holders of CCH I Notes on account of CCH I Notes.

31.   “CCH II” means CCH II, LLC.

32.   “CCH II Notes” means:

(a)           the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the Indenture, dated as of September 23, 2003, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(b)           the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the First Supplemental Indenture, dated as of January 30, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(c)           the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2010 issued pursuant to the Second Supplemental Indenture, dated as of September 14, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee;

(d)           the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2013 issued pursuant to the Indenture, dated as of September 14, 2006, among CCH II, LLC and CCH II Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee; and

(e)           the 10.25% Senior Notes of CCH II, LLC and CCH II Capital Corp. due 2013 issued pursuant to the First Supplemental Indenture, dated as of July 2, 2008, among CCH II, LLC and CCH II Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee.

33.   “CCH II Notes Claim” means any Claim against a Debtor by Holders of CCH II Notes on account of CCH II Notes.

34.   “CCHC” means CCHC, LLC.

35.   “CCHC Note” means the 14% Subordinated Accreting Note, dated as of October 31, 2005, issued by CCHC in favor of CII.

36.   “CCI” means Charter Communications, Inc.

37.   “CCI-CII Exchange Agreement” means the exchange agreement, dated as of November 12, 1999, by and among CCI, CII, Vulcan Cable III Inc. and Mr. Allen.

38.   “CCI Notes” means:

(a)           the 5.875% Convertible Senior Notes of CCI due 2009 issued pursuant to the Indenture, dated as of November 22, 2004, among CCI and Wells Fargo Bank, N.A., as trustee; and

(b)           the 6.50% Convertible Senior Notes of CCI due 2027 issued pursuant to the Indenture, dated as of October 2, 2007, among CCI and The Bank of New York Trust Company, N.A., as trustee.

39.   “CCI Notes Claim” means any Claim against CCI by Holders of CCI Notes on account of CCI Notes.

40.   “CCO” means Charter Communications Operating, LLC.

41.   “CCO Credit Facility” means the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on March 6, 2007, among CCO, CCOH, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, J.P. Morgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents, Citicorp North America, Inc., Deutsche Bank Securities Inc., General Electric Capital Corporation and Credit Suisse Securities (USA) LLC, as revolving facility co-documentation agents, and Citicorp North America, Inc., Credit Suisse Securities (USA) LLC, General Electric Capital Corporation and Deutsche Bank Securities Inc., as term facility co-documentation agents.

42.   “CCO Credit Facility Claim” means any Claim against CCO and any other obligors under the CCO Credit Facility by Holders of the obligations under the CCO Credit Facility.

43.   “CCO Notes” means:

(a)           the 8% Senior Second Lien Notes of CCO and Charter Communications Operating Capital Corp. due April 30, 2012 and the 8 3/8% Senior Second Lien Notes of CCO and Charter Communications Operating Capital Corp. due April 30, 2014 issued pursuant to the Indenture, dated as of April 27, 2004, among CCO and Charter Communications Operating Capital Corp., as issuers, each of the guarantors from time to time party thereto, as guarantors, and Wells Fargo Bank, N.A., as trustee; and

(b)           the 10.875% Senior Second Lien Notes of CCO and Charter Communications Operating Capital Corp. due September 15, 2014 issued pursuant to the Indenture, dated as of March 19, 2008, among CCO and Charter Communications Operating Capital Corp., as issuers, each of the guarantors from time to time party thereto, as guarantors, and Wilmington Trust Company, as trustee.

44.   “CCO Notes Claim” means any Claim against CCO, Charter Communications Operating Capital Corp., and any other obligors under the CCO Notes by Holders of CCO Notes on account of the CCO Notes.

45.   “CCO Swap Agreements” means interest rate swaps entered into under ISDA Master Agreements with counterparties who were at the time of the relevant transaction lenders or affiliates of lenders under the CCO Credit Facility and which constitute Specified Hedge Agreements under the CCO Credit Facility and that share in the collateral pledged to the CCO Credit Facility lenders.

46.   “CCO Swap Agreements Claim” means any Claim against CCO by counterparties to CCO Swap Agreements on account of CCO Swap Agreements.

47.   “CCOH” means CCO Holdings, LLC.

48.   “CCOH Credit Facility” means the Credit Agreement, dated as of March 6, 2007, among CCOH, the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., as administrative agent, Banc of America Securities LLC and J.P. Morgan Securities Inc., as co-syndication agents, and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as co-documentation agents.

49.   “CCOH Credit Facility Claim” means any Claim against CCOH and any other obligors under the CCOH Credit Facility by Holders of the obligations under the CCOH Credit Facility.

50.   “CCOH Notes” means the 8.75% Senior Notes of CCOH and CCO Holdings Capital Corp. due November 15, 2013 issued pursuant to the Indenture, dated as of November 10, 2003, among CCOH and CCO Holdings Capital Corp., as issuers, and Wells Fargo Bank, N.A., as trustee.

51.   “CCOH Notes Claim” means any Claim against CCOH and/or CCO Holdings Capital Corp. by Holders of CCOH Notes on account of CCOH Notes Claims.

52.   “CEO” means the Reorganized Company’s Chief Executive Officer.

53.   “Certificate” means any instrument evidencing a Claim or an Interest.

54.   “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases for all of the Debtors.

55.   “CIH” means CCH I Holdings, LLC.

56.   “CIH Notes” means the following notes issued pursuant to the Indenture, dated as of September 28, 2005, among CIH and CCH I Holdings Capital Corp., as issuers, CCH, as parent guarantor, and The Bank of New York Trust Company, N.A., as trustee:

(a)           9.920% Senior Accreting Notes of CIH and CCH I Holdings Capital Corp. due April 1, 2014;

(b)           10.00% Senior Accreting Notes of CIH and CCH I Holdings Capital Corp. due May 15, 2014;

(c)           11.125% Senior Accreting Notes of CIH and CCH I Holdings Capital Corp. due January 15, 2014;

(d)           11.75% Senior Accreting Notes of CIH and CCH I Holdings Capital Corp. due May 15, 2014;

(e)           12.125% Senior Accreting Notes of CIH and CCH I Holdings Capital Corp. due January 15, 2015; and

(f)           13.50% Senior Accreting Notes of CIH and CCH I Holdings Capital Corp. due January 15, 2014.

57.   “CIH Notes Claim” means any Claim against a Debtor by Holders of CIH Notes on account of CIH Notes.

58.   “CIH Warrants” means those Warrants issued to Holders of CIH Notes Claims, the terms of which shall be set forth on Exhibit 8 to the Plan Supplement.

59.   “CII” means Charter Investment, Inc.

60.   “CII Settlement Claim” means any Claim or Interest held by a CII Settlement Claim Party on the Effective Date against or in a Debtor (other than CII), which

(a)           includes:

(i)           28,467,421 shares of Class A Common Stock of CCI (unless disposed of prior to the Effective Date, subject to the restrictions on transfer in any order of the Bankruptcy Court);

(ii)           10,000 vested options to acquire shares of Class A Common Stock of CCI;

(iii)           50,000 shares of Class B Common Stock of CCI;

(iv)           324,300,479 Class A Common Units of Holdco;

(v)           14,831,552 Class C Common Units of Holdco;

(vi)           rights under the CCI-CII Exchange Agreement;

(vii)           all Interests with respect to 7,282,183 CC VIII Preferred Units;

(viii)           the CCHC Note;

(ix)           accrued and unpaid management fees owing to CII under the Management Agreement;

(x)           rights under a letter agreement, dated as of September 21, 1999, by and among Vulcan Ventures Inc. (an entity controlled by Mr. Allen), CCI, CII, and Holdco, which would have granted Vulcan Ventures Inc. exclusive rights for carriage of up to eight digital channels of each of the Debtors’ (other than CII) cable systems ;

(xi)           rights under that certain consulting agreement, dated as of March 10, 1999, by and among Vulcan Inc. (an entity controlled by Mr. Allen), CCI, and CCH, which provides for payment of a fee to Vulcan Inc. for assistance with acquisitions made by CCI or CCH; and

(xii)           any other Claim or Interest held by a CII Settlement Claim Party, including any rejection damages Claims, other than Claims and Executory Contracts specifically or categorically listed in clause (b) of this definition; but

(b)           excludes:

(i)           $70,650,000 principal amount of 9.920% Senior Discount Notes due 2014 (CUSIP No. 12501BAP9), $25,982,000 principal amount of 10.000% Senior Discount Notes due 2014 (CUSIP No. 12501BAQ7), and $55,140,000 principal amount of 11.750% Senior Discount Notes due 2014 (CUSIP No. 12501BAR5), issued by CIH and CCH I Holdings Capital Corp.;

(ii)           $47,278,000 principal amount of 11.000% Senior Notes due 2015 (CUSIP No. 12502BAE3), issued by CCH I and CCH I Capital Corp.;

(iii)           any Executory Contract to which Digeo, Inc., Digeo Interactive, LLC, or any of their subsidiaries is a party;

(iv)           the Indemnification Agreement by and between Mr. Allen and CCI, dated as of September 15, 2008; the Indemnification Agreement by and between Jo Allen Patton and CCI, dated as of

        September 15, 2008; and the Indemnification Agreement by and between W. Lance Conn and CCI, dated as of September 15, 2008;

(v)           any Executory Contract between the Debtors (other than CII) and a CII Settlement Party that the Debtors assume, in consultation the Requisite Holders, which assumed Executory Contracts (if any) shall be listed on an Exhibit to the Plan Supplement; and

(vi)           any payment due for goods or services provided by a CII Settlement Party to the Debtors (other than CII) between February 11, 2009 and the Effective Date.

61.   “CII Settlement Claim Party” means:  (a) Mr. Allen; (b) his estate, spouse, immediate family members and heirs; (c) any trust in which Mr. Allen is the grantor or which is created as a result of his death; (d) CII; and (e) any other Allen Entity which Mr. Allen or any of the other persons or Entities identified in clauses (a) through (d) of this definition, unilaterally or together with any other Allen Entity (directly or through agents), can legally bind to a settlement, compromise and release of Claims and Interests against the applicable Debtors under the Plan without authorization, consent or approval of any other person or Entity; provided, however, that in no event shall “CII Settlement Claim Party” include any public company, including without limitation, any Entity that has securities listed, quoted or traded on any securities exchange.

62.   “CII Settlement Claim Warrants” means those warrants issued to Mr. Allen (or his designees) to purchase shares of New Class A Stock in an aggregate amount equal to 4% of the equity value of the Reorganized Company, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, the remaining terms of which are set forth on Exhibit 9 to the Plan Supplement.

63.   “CII Shareholder Claim” means any Claim against CII held by Mr. Allen.

64.   “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

65.   “Claims Register” means the official register of Claims and Interests maintained by the Notice, Claims and Solicitation Agent.

66.   “Class” means any group of substantially similar Claims or Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

67.   “Collateral” means any property or interest in property of the estates of the Debtors subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

68.   “Commitment Fees” means the aggregate of the Equity Backstop Fee, the Rollover Fee, and the New CCH II Notes Commitment Fee.

69.   “Commitment Letters” means the letters executed between CCI, CCH I, CCH II and CCO, on the one hand, and each of the New CCH II Notes Commitment Parties, on the other hand (attached as Exhibit 10 to the Plan Supplement).

70.   “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

71.   “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

72.   “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

73.   “Confirmation Hearing Notice” means the notice of the Confirmation Hearing that sets forth in detail the voting and objection deadlines with respect to the Plan.

74.   “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code.

75.   “COO” means the Reorganized Company’s Chief Operating Officer.

76.   “Creditor” means any Holder of a Claim.

77.   “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the United States Trustee for the Southern District of New York on April 10, 2009 [Docket No. 136], with such additions and changes as may occur from time to time.

78.   “Crossover Committee” means the members of the unofficial committee of unaffiliated holders of CCH I Notes and CCH II Notes.

79.   “Cure” means the payment of Cash by the Debtors, or the distribution of other property (as the applicable Debtors and the counterparty to the applicable Executory Contract may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract of the Debtors and (b) permit the Debtors to assume such Executory Contract under section 365(a) of the Bankruptcy Code.

80.   “Cure Bar Date” means the deadline for filing requests for payment of Cure, which shall be the later of: (a) thirty (30) days after the Effective Date or (b) thirty (30) days after the assumption of the applicable Executory Contract, unless otherwise ordered by the Bankruptcy Court or agreed to by the Debtors and the counterparty to the applicable Executory Contract.

81.   “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date.

82.   “Debt Registration Rights Agreement” means the registration rights agreement between Reorganized CCH II, on the one hand, and certain holders of New CCH II Notes, on the other hand, attached as Exhibit 11 to the Plan Supplement.

83.   “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

84.   “Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

85.   “Disputed Claim” means any Claim against or Interest in any Reorganized Debtor which such Reorganized Debtor believes is unliquidated, disputed or contingent, and which has not been allowed by Final Order of a court of competent jurisdiction or by agreement with such Reorganized Debtor.

86.   “Distribution Agent” means the Reorganized Debtors, or the Entity or Entities chosen by the Reorganized Debtors to make or to facilitate distributions pursuant to the Plan.

87.   “Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence, but not later than ten days after the Effective Date, without further Bankruptcy Court order.

88.   “Effective Date” means the date that all conditions to the effectiveness of the Plan have been satisfied or waived.

89.   “Eligible CCH I Notes Claim Holder” means each Holder of a CCH I Notes Claim on the Rights Offering Record Date and any transferee of such Holder’s Rights as permitted under the Rights Offering Documents, in each case that is a qualified institutional buyer as defined in Rule 144A under the Securities Act or an accredited investor as defined in Rule 501 under the Securities Act and who has timely delivered an investor certificate certifying to that effect.

90.   “Employment Agreements” means the employment agreements attached as Exhibit 12 to the Plan Supplement.

91.   “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

92.   “Equity Backstop” means the obligations, several and not joint, of the Equity Backstop Parties (in the respective amounts set forth on Annex E), as described in ARTICLE IV.G.4(c)(iii) of the Plan and the Commitment Letters.

93.   “Equity Backstop Fee” means the aggregate Equity Backstop commitment fee for the use of capital set forth in the Commitment Letters.

94.   “Equity Backstop Parties” means the members of the Crossover Committee who have agreed, pursuant to their respective Commitment Letters, to provide the Equity Backstop.

95.   “Equity Registration Rights Agreement” means the registration rights agreement between Reorganized CCI, on the one hand, and certain holders of New Common Stock, on the other hand, attached as Exhibit 13 to the Plan Supplement.

96.   “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

97.   “Excess Backstop” means the obligations, several and not joint, of the Excess Backstop Parties, as described in ARTICLE IV.G.4(c)(iv) of the Plan, the Commitment Letters, and the Excess Backstop Agreement.

98.   “Excess Backstop Agreement” means the excess backstop agreement executed between CCI, CCH I, CCH II and CCO, on the one hand, and each of the Excess Backstop Parties, on the other hand (attached as Exhibit 14 to the Plan Supplement).

99.   “Excess Backstop Party” means each Equity Backstop Party who committed to an Equity Backstop in excess of the dollar amount corresponding to its Pro Rata Participation Amount, the aggregate of which is set forth on Annex E.

100.   “Exchange” means the exchange by existing Holders of CCH II Notes for New CCH II Notes, as described in ARTICLE IV.A.4(c)(i).

101.   “Exchange Cutback” means, with respect to any existing Holder of CCH II Notes electing to participate in the Exchange, the potential reduction of such Holder’s participation in the Exchange, as described in the treatment section for Class H-4 of the Plan.

102.   “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

103.   “Exculpated Parties” means the Debtors, each party who signed a Plan Support Agreement, and the Creditors’ Committee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives.

104.   “Federal Judgment Rate” means the federal judgment rate in effect on the Petition Date.

105.   “Fees” means the reasonable fees, costs or charges provided for under the applicable agreement.

106.   “Fee Payment Threshold” means $600 million minus the sum of (i) any Cash payment of interest made during the Chapter 11 Cases on the CCH II Notes that are exchanged for New CCH II Notes pursuant to the Exchange and (ii) any prepayment of indebtedness for borrowed money or Cash redemption payment for New Preferred Stock after the Effective Date.

107.   “File” means to file with the Bankruptcy Court in the Chapter 11 Cases, or in the case of a Proof of Claim or Interest, to file with the Notice, Claims and Solicitation Agent.

108.   “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

109.   “General Unsecured Claim” means any and all Claims against any of the Debtors that are not a/an (a) Administrative Expense Claim; (b) Professional Compensation and Reimbursement Claim; (c) Priority Tax Claim; (d) Priority Non-Tax Claim; (e) Secured Claim; (f) Section 510(b) Claim; (g) CCI Notes Claim; (h) CII Settlement Claim; (i) CII Shareholder Claim; (j) Holdco Notes Claim; (k) CCH Notes Claim; (l) CIH Notes Claim; (m) CCH I Notes Claim; (n) CCH II Notes Claim; (o) CCOH Credit Facility Claim; (p) CCOH Notes Claim; (q) CCO Credit Facility Claim; (r) CCO Swap Agreements Claim; (s) CCO Notes Claim; or (t) Interest.

110.   “Holdco” means Charter Communications Holding Company, LLC.

111.   “Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement for Holdco, a Delaware limited liability company, made and entered into effective as of August 31, 2001.

112.   “Holdco Notes” means:

(a)           the 5.875% Mirror Convertible Senior Note of Holdco due November 16, 2009 issued pursuant to the Holdco Mirror Notes Agreement, dated as of November 22, 2004, between CCI and Holdco; and

(b)           the 6.50% Mirror Convertible Senior Note of Holdco due October 1, 2027 issued pursuant to the Holdco Mirror Notes Agreement, dated as of October 2, 2007, between CCI and Holdco.

113.   “Holdco Notes Claim” means any Claim against Holdco by the Holder of Holdco Notes on account of Holdco Notes.

114.   “Holder” means an Entity holding a Claim or Interest, as applicable.

115.   “Impaired” means Claims in an Impaired Class.

116.   “Impaired Class” means an Impaired Class within the meaning of section 1124 of the Bankruptcy Code.

117.   “Incentive Program” means the Charter Communications, Inc. Incentive Program under the 2001 Stock Incentive Plan to provide incentives to certain management employees.

118.   “Indemnification Obligation” means a Debtor’s obligation under an Executory Contract or otherwise to indemnify directors, officers, or employees of such Debtor who served in such capacity at any time, with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the maximum extent provided by the Debtor’s respective articles of incorporation, certificates of formation, bylaws, similar corporate documents, and applicable law, as in effect as of the Effective Date.

119.   “Interest” means any (a) equity Security in a Debtor, including all issued, unissued, authorized or outstanding shares of stock together with any Warrants, equity-based awards or contractual rights to purchase or acquire such equity Securities at any time and all rights arising with respect thereto or (b) partnership, limited liability company or similar interest in a Debtor.

120.   “Interim Compensation Order” means the order entered pursuant to the Debtors’ Motion for an Order Under 11 U.S.C. §§ 105(a) and 331 Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals, Filed on or about the Petition Date.

121.   “Key Executives” means the Chief Financial Officer, Chief Marketing Officer, Chief Technology Officer, General Counsel & Corporate Secretary, Chief Accounting Officer, Treasurer, SVP–IT, SVP–Business Development, SVP–Customer Operations, SVP–Media, President–West Division and President–East Division.

122.   “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

123.   “Litigation Settlement Fund Proceeds” means the $26,428,089 in litigation settlement proceeds (after fees and expenses) being held in escrow pursuant to the February 10, 2009 Escrow Agreement by and among CCI, Holdco, CCH, CC V Holdings, LLC, CCO, and Wilmington Trust FSB (as escrow agent).

124.   “Local Bankruptcy Rules” means the Local Bankruptcy Rules for the Southern District of New York.

125.   “Lock-Up Agreement” means the lock-up agreement between the Reorganized Company and Mr. Allen (attached as Exhibit 15 to the Plan Supplement).

126.   “Management Agreement” means the Amended and Restated Management Agreement, dated as of June 19, 2003, between CCO and CCI.

127.   “Management Incentive Plan” means the stock incentive plan, attached as Exhibit 25 to the Plan Supplement, adopted by the CCI Board of Directors in 2009, that provides for grants of various awards, including but not limited to: nonqualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock, restricted stock units and restricted stock, cash payments or any combination of the above.  The Management Incentive Plan will include, among other things, an allocation of equity-based awards representing no less than 3% of the fully diluted New Common Stock outstanding on the Effective Date, after giving effect to the Rights Offering and the issuance of warrants, 50% of which will be distributed as determined by the Board of Directors no later than one month after the Effective Date.

128.   “Mr. Allen” means Paul G. Allen.

129.   “Mutual Services Agreement” means the Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003, between CCI and Holdco.

130.   “Net Proceeds” means the aggregate total Cash proceeds from the issuance of New CCH II Notes pursuant to the New CCH II Notes Commitment (if any), the Rights Offering and the Overallotment Option (if exercised).

131.   “New CCH II Notes” means the new 13.5% Senior Notes of CCH II and CCH II Capital Corp. to be issued pursuant to a new indenture in the form of Exhibit 16 to the Plan Supplement.

132.   “New CCH II Notes Commitment” means the agreement by a New CCH II Notes Commitment Party in its Commitment Letter.

133.   “New CCH II Notes Commitment Fee” means the Fee payable to the New CCH II Commitment Parties with respect to the New CCH II Notes Commitment, as set forth in the Commitment Letters.

134.   “New CCH II Notes Commitment Parties” means the members of the Crossover Committee listed on Annex D.

135.   “New Class A Stock” means the new Class A common stock, par value $.001 per share, of the Reorganized Company.

136.   “New Class B Stock” means the new Class B common stock, par value $.001 per share, of the Reorganized Company.

137.   “New Common Stock” means, collectively, the New Class A Stock and New Class B Stock.

138.   “New Preferred Stock” means the Reorganized Company’s Series A 15% Pay-in-Kind Preferred Stock, the terms of which are set forth on Exhibit A to the Amended and Restated Certificate of Incorporation.

139.   “New Value Consideration” means consideration contributed (directly or indirectly) by CCI in exchange for Interests in certain Debtors remaining in place.

140.   “New Value Interest” means interests in certain Reorganized Debtors purchased for Cash or other consideration, as provided for in the Plan.

141.   “Non-Released Parties” means those Entities (other than Releasing Parties) identified in the Plan Supplement as Non-Released Parties.

142.   “Notice, Claims and Solicitation Agent” means Kurtzman Carson Consultants LLC, located at 2335 Alaska Avenue, El Segundo, California 90245, (888) 249-2792, retained as the Debtors’ notice, claims and solicitation agent.

143.   “Overallotment Option” means the option offered to the Excess Backstop Parties to purchase additional shares of New Class A Stock pursuant to the Excess Backstop Agreement in an aggregate amount equal to $400 million less the aggregate dollar amount of shares purchased pursuant to the Excess Backstop.

144.   “Per Share Purchase Price” means the Cash payment per share, reflecting a discount of 25% to the Plan Value minus the Warrant Value per share, to be paid by each participant in the Rights Offering and the Overallotment Option.

145.   “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately ninety (90) days after the Distribution Date, and thereafter, the first Business Day that is as soon as reasonably practicable occurring approximately ninety (90) days after the immediately preceding Periodic Distribution Date.

146.   “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other Entity.

147.   “Petition Date” means the date on which the Debtors Filed their voluntary petitions commencing these Chapter 11 Cases in the Bankruptcy Court.

148.   “Plan” means this joint plan of reorganization, including the exhibits hereto or contained in the Plan Supplement.

149.   “Plan Support Agreement” means restructuring agreements, dated as of February 11, 2009, between certain Debtors (other than CII), on the one hand, and certain Holders of Claims, on the other hand.

150.   “Plan Supplement” means the compilation of documents and forms of documents and exhibits to the Plan Filed herewith, as supplemented or modified from time to time in accordance with the terms hereof, the Bankruptcy Code and the Bankruptcy Rules.

151.   “Plan Value” means $665 million.

152.   “Post-Petition Interest” means with respect to:

(a)           the CCO Credit Facility, accrued and unpaid interest pursuant to the CCO Credit Facility from the Petition Date through the Effective Date, as determined by the Bankruptcy Court to be required by section 1124 of the Bankruptcy Code;

(b)           the CCO Swap Agreements, accrued and unpaid interest pursuant to the applicable ISDA Master Agreements from the Petition Date through the Effective Date, as determined by the Bankruptcy Court to be required;

(c)           the CCO Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date, as determined by the Bankruptcy Court to be required by section 1124 of the Bankruptcy Code;

(d)           the CCOH Credit Facility, accrued and unpaid interest pursuant to the CCOH Credit Facility from the Petition Date through the Effective Date, as determined by the Bankruptcy Court to be required by section 1124 of the Bankruptcy Code;

(e)           the CCOH Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date, as determined by the Bankruptcy Court to be required by section 1124 of the Bankruptcy Code;

(f)           the CCH II Notes, accrued and unpaid interest pursuant to the applicable indenture from the Petition Date through the Effective Date, as determined by the Bankruptcy Court to be required;

(g)           Secured Claims, interest accruing on such Claims from the Petition Date through the Effective Date at the rate set forth in the contracts or other applicable documents giving rise to such Claims (to the extent lawful) or, if the applicable instruments do not specify a rate of interest, at the Federal Judgment Rate as provided for in 28 U.S.C. § 1961 as in effect on the Petition Date; and

(h)           General Unsecured Claims, interest accruing on such Claims from the Petition Date through the Effective Date at the Federal Judgment Rate as provided for in 28 U.S.C. § 1961 as in effect on the Petition Date, to the extent entitled thereto.

153.   “Priority Non-Tax Claims” means any and all Claims entitled to priority in payment as specified in section 507(a)(4), (5), (6), or (7) of the Bankruptcy Code.

154.   “Priority Tax Claims” mean any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

155.   “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in that particular Class and in other Classes entitled to share in the same recovery as such Allowed Claims under the Plan.

156.   “Pro Rata Participation Amount” means, with respect to each Eligible CCH I Notes Claim Holder, an amount expressed in shares of New Class A Stock equal to the product of (a) the aggregate number of shares of New Class A Stock underlying Rights offered to all Eligible CCH I Notes Claim Holders multiplied by (b) a fraction, the numerator of which is the principal amount of CCH I Notes Claims held by such Eligible CCH I Notes Claim Holder, and the denominator of which is the principal amount of CCH I Notes Claims held by all Eligible CCH I Notes Claim Holders.

157.   “Professional” means an Entity:  (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363 or 331 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

158.   “Professional Compensation and Reimbursement Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

159.   “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to any Professional fee reserve amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid fees and expenses of Professionals in the Chapter 11 Cases.

160.   “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

161.   “Rejection Damages Claim” means any Claim on account of the rejection of an Executory Contract pursuant to section 365 of the Bankruptcy Code or the repudiation of such contract.

162.   “Releasing Parties” means (a) the Debtors, (b) the parties who signed Plan Support Agreements with a Debtor, and (c) any statutory committees appointed in the Chapter 11 Cases.

163.   “Reorganized CCH I” means CCH I after the Effective Date.

164.   “Reorganized CCH II” means CCH II after the Effective Date.

165.   “Reorganized CCO” means CCO after the Effective Date.

166.   “Reorganized CII” means CII after the Effective Date.

167.   “Reorganized Company” or “Reorganized CCI” means CCI after the Effective Date.

168.   “Reorganized Debtors” means, collectively, the Debtors after the Effective Date.

169.   “Reorganized Holdco” means Holdco after the Effective Date.

170.   “Reorganized Holdco Exchange Agreement” means the exchange agreement among CCI, CII, Holdco and Mr. Allen, attached as Exhibit 17 to the Plan Supplement.

171.   “Reorganized Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Reorganized Holdco, attached as Exhibit 18 to the Plan Supplement.

172.   “Requisite Holders” means the members of the Crossover Committee holding a majority in principal amount of the CCH I Notes held by all members of the Crossover Committee.

173.   “Rights” means the rights to purchase New Class A Stock, as described in ARTICLE G.4(c)(ii).

174.   “Rights Offering” means the transaction described in ARTICLE IV.G.4(c), the terms of which are set forth in the Rights Offering Documents, including without limitation the issuance of shares to certain Holders of CCH I Notes Claims who are not Eligible CCH I Notes Claim Holders.

175.   “Rights Offering Amount” means an amount equal to (a) $1.623 billion minus (b) the excess, if any, of $450 million over the amount of the CCO Swap Agreements Claims.

176.   “Rights Offering Documents” means the documents evidencing the offer and procedures for the Rights Offering, which procedures shall be approved in connection with the Bankruptcy Court’s approval of the Disclosure Statement and are attached as Exhibit 19 to the Plan Supplement.

177.   “Rights Offering Record Date” means April 17, 2009, 12 days prior to the date for which the Disclosure Statement hearing was originally scheduled.

178.   “Rollover Commitment” means the commitment of the Rollover Commitment Parties.

179.   “Rollover Commitment Parties” means the members of the Crossover Committee listed on Annex C.

180.   “Rollover Fee” means an aggregate commitment fee for the use of capital, payable in Cash, in an amount equal to 1.5% of the principal amount plus interest on CCH II Notes exchanged by such Holder pursuant to the Exchange, as consideration for participating in the Exchange.

181.   “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules.

182.   “Section 510(b) Claims” means any Claim arising from rescission of a purchase or sale of a Security (including any Interest) of the Debtors, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

183.   “Secured Claim” means, with respect to any Claim against any Debtor—other than CCO Credit Facility Claims, CCO Swap Agreements Claims, CCO Notes Claims, CCOH Credit Facility Claims, and CCH I Notes Claims—that portion, which, pursuant to section 506 of the Bankruptcy Code is (a) secured by a valid, perfected, and enforceable security interest, Lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or nonbankruptcy law, in or upon any right, title or interest of a Debtor in and to property of the relevant estate, to the extent of the value of the Holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the Plan (subject to the occurrence of the Effective Date).

184.   “Securities Act” means the Securities Act of 1933, as amended.

185.   “Security” means any instrument that qualifies under section 2(a)(1) of the Securities Act.

186.   “Servicer” means an indenture trustee, agent, servicer or other authorized representative of Holders of Claims or Interests recognized by the Debtors.

187.   “Specified Fees and Expenses” means the Allen Management Receivable, the Allen Fee Reimbursement, the Commitment Fees, and payments due under the VCP.

188.   “Target Amount” means $1.477 billion, plus accrued but unpaid interest to the Petition Date plus Post-Petition Interest on exchanged CCH II Notes, but excluding any call premiums or any prepayment penalties.

189.   “Term Sheet” means the term sheet attached to the Plan Support Agreements and the Commitment Letters, to which CCI, among others, is a party, dated as of February 11, 2009.

190.   “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a Holder that has not:  (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

191.   “Unimpaired” has the meaning set forth in section 1124 of the Bankruptcy Code.

192.   “VCP” means the Value Creation Plan adopted by CCI on March 12, 2009 and attached as Exhibit 20 to the Plan Supplement.

193.   “Warrant Value” means $53 million, subject to update upon Confirmation and with the consent of the Requisite Holders.

194.   “Warrants” means, collectively, the CIH Warrants, the CCH Warrants and the CII Settlement Claim Warrants.

B.   Rules of Interpretation.  For purposes of the Plan:

1.    whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender;

2.    unless otherwise specified, any reference in the Plan or Plan Supplement to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, except that any contract, instrument, release, indenture, or other agreement or document attached as an exhibit to the Plan Supplement shall be in the form attached, subject to technical amendments prior to the Effective Date to correct ambiguities, inconsistencies or errors, as applicable;

3.    unless otherwise specified, any reference in the Plan to an existing document or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented in accordance with its terms;

4.    any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns;

5.    unless otherwise specified, all references in the Plan to ARTICLES are references to ARTICLES of the Plan;

6.    unless otherwise specified, all references in the Plan to exhibits are references to exhibits in the Plan Supplement;

7.    the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan;

8.    subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules;

9.    captions and headings of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

10.              unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply;

11.      any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable;

12.      all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system;

13.      all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; and

14.      any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order.

C.   Computation of Time:  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III.  Notwithstanding anything to the contrary herein, the CII Settlement Claim shall not be a Claim designated in this ARTICLE II.

A.   Administrative Expense Claims.  Except with respect to Administrative Expense Claims that are Professional Compensation and Reimbursement Claims and except to the extent that a Holder of an Allowed Administrative Expense Claim and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of an Allowed Administrative Expense Claim shall be paid in full in Cash on the later of the Distribution Date under the Plan, the date such Administrative Expense Claim is Allowed, and the date such Allowed Administrative Expense Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

B.   Professional Compensation and Reimbursement Claims.  Except as provided in ARTICLE II.A hereof, all Entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (1) File, on or before the date that is ninety (90) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (2) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  The Reorganized Debtors are authorized to pay compensation for Professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

C.   Priority Tax Claims.  Each Holder of an Allowed Priority Tax Claim shall receive, on the Distribution Date or such later date as such Allowed Priority Tax Claim becomes due and payable, at the option of the Debtors, one of the following treatments on account of such Claim:  (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus, to the extent provided for by section 511 of the Bankruptcy Code, interest at the rate determined under applicable nonbankruptcy law; or (2) such other treatment as may be agreed to by such Holder and the applicable Debtors or otherwise determined upon an order of the Bankruptcy Court.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors.  A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.  Notwithstanding anything to the contrary herein, the CII Settlement Claim shall not be a Claim or Interest designated in this ARTICLE III.

A.   CCI

1.   Class A-1 shall consist of all Priority Non-Tax Claims that may exist against CCI.

2.   Class A-2 shall consist of all Secured Claims that may exist against CCI.

3.   Class A-3 shall consist of all General Unsecured Claims that may exist against CCI.

4.   Class A-4 shall consist of CCI Notes Claims.

5.   Class A-5 shall consist of all Section 510(b) Claims that may exist against CCI other than all 510(b) Claims against CCI held by any CII Settlement Claim Party.

6.   Class A-6 shall consist of all Interests in CCI other than all Interests in CCI held by any CII Settlement Claim Party.

B.   CII

1.   Class B-1 shall consist of all Priority Non-Tax Claims that may exist against CII.

2.   Class B-2 shall consist of all Secured Claims that may exist against CII.

3.   Class B-3 shall consist of all General Unsecured Claims that may exist against CII.

4.   Class B-4 shall consist of CII Shareholder Claims.

C.   Holdco, Enstar Communications Corporation, and Charter Gateway, LLC

1.   Class C-1 shall consist of all Priority Non-Tax Claims that may exist against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC.

2.   Class C-2 shall consist of all Secured Claims that may exist against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC.

3.   Class C-3 shall consist of all General Unsecured Claims that may exist against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC.

4.   Class C-4 shall consist of Holdco Notes Claims.

5.   Class C-5 shall consist of all Section 510(b) Claims that may exist against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC.

6.   Class C-6 shall consist of all Interests in Holdco, Enstar Communications Corporation, and Charter Gateway, LLC other than all Interests in Holdco held by any CII Settlement Claim Party.

D.   CCHC

1.   Class D-1 shall consist of all Priority Non-Tax Claims that may exist against CCHC.

2.   Class D-2 shall consist of all Secured Claims that may exist against CCHC.

3.   Class D-3 shall consist of all General Unsecured Claims that may exist against CCHC.

4.   Class D-4 shall consist of all Section 510(b) Claims that may exist against CCHC.

5.   Class D-5 shall consist of all Interests in CCHC.

E.   CCH and Charter Communications Holdings Capital Corp.

1.   Class E-1 shall consist of all Priority Non-Tax Claims that may exist against CCH and Charter Communications Holdings Capital Corp.

2.   Class E-2 shall consist of all Secured Claims that may exist against CCH and Charter Communications Holdings Capital Corp.

3.   Class E-3 shall consist of all General Unsecured Claims that may exist against CCH and Charter Communications Holdings Capital Corp.

4.   Class E-4 shall consist of CCH Notes Claims.

5.   Class E-5 shall consist of all Section 510(b) Claims that may exist against CCH and Charter Communications Holdings Capital Corp.

6.   Class E-6 shall consist of all Interests in CCH and Charter Communications Holdings Capital Corp.

F.   CIH and CCH I Holdings Capital Corp.

1.   Class F-1 shall consist of all Priority Non-Tax Claims that may exist against CIH and CCH I Holdings Capital Corp.

2.   Class F-2 shall consist of all Secured Claims that may exist against CIH and CCH I Holdings Capital Corp.

3.   Class F-3 shall consist of all General Unsecured Claims that may exist against CIH and CCH I Holdings Capital Corp.

4.   Class F-4 shall consist of CIH Notes Claims.

5.   Class F-5 shall consist of all Section 510(b) Claims that may exist against CIH and CCH I Holdings Capital Corp.

6.   Class F-6 shall consist of all Interests in CIH and CCH I Holdings Capital Corp.

G.   CCH I and CCH I Capital Corp.

1.   Class G-1 shall consist of all Priority Non-Tax Claims that may exist against CCH I and CCH I Capital Corp.

2.   Class G-2 shall consist of all Secured Claims that may exist against CCH I and CCH I Capital Corp.

3.   Class G-3 shall consist of all General Unsecured Claims that may exist against CCH I and CCH I Capital Corp.

4.   Class G-4 shall consist of CCH I Notes Claims.

5.   Class G-5 shall consist of all Section 510(b) Claims that may exist against CCH I and CCH I Capital Corp.

6.   Class G-6 shall consist of all Interests in CCH I and CCH I Capital Corp.

H.   CCH II and CCH II Capital Corp.

1.   Class H-1 shall consist of all Priority Non-Tax Claims that may exist against CCH II and CCH II Capital Corp.

2.   Class H-2 shall consist of all Secured Claims that may exist against CCH II and CCH II Capital Corp.

3.   Class H-3 shall consist of all General Unsecured Claims that may exist against CCH II and CCH II Capital Corp.

4.   Class H-4 shall consist of CCH II Notes Claims.

5.   Class H-5 shall consist of all Section 510(b) Claims that may exist against CCH II and CCH II Capital Corp.

6.   Class H-6 shall consist of all Interests in CCH II and CCH II Capital Corp.

I.   CCOH and CCO Holdings Capital Corp.

1.   Class I-1 shall consist of CCOH Credit Facility Claims.

2.   Class I-2 shall consist of CCOH Notes Claims.

3.   Class I-3 shall consist of all Priority Non-Tax Claims that may exist against CCOH and CCO Holdings Capital Corp.

4.   Class I-4 shall consist of all Secured Claims that may exist against CCOH and CCO Holdings Capital Corp.

5.   Class I-5 shall consist of all General Unsecured Claims that may exist against CCOH and CCO Holdings Capital Corp.

6.   Class I-6 shall consist of all Interests in CCOH and CCO Holdings Capital Corp.

J.   CCO (and its direct and indirect subsidiaries)

The classifications set forth in Classes J-4 to J-9 shall be deemed to apply to CCO and each of its direct and indirect subsidiaries.2

1.   Class J-1 shall consist of CCO Credit Facility Claims.

2.   Class J-2 shall consist of CCO Swap Agreements Claims.

3.   Class J-3 shall consist of CCO Notes Claims.

4.   Class J-4 shall consist of all Priority Non-Tax Claims that may exist against CCO and its direct and indirect subsidiaries.

5.   Class J-5 shall consist of all Secured Claims that may exist against CCO and its direct and indirect subsidiaries.

6.   Class J-6 shall consist of all General Unsecured Claims that may exist against CCO and its direct and indirect subsidiaries.

7.   Class J-7 shall consist of all Interests in CCO and its direct and indirect subsidiaries (other than CC VIII Preferred Units held by a CII Settlement Claim Party).

2    For the avoidance of doubt, Classes J-4 to J-7 shall apply to the Debtors listed on Exhibit 21 to the Plan Supplement.

ARTICLE IV.

TREATMENT OF CLAIMS AND INTERESTS

To the extent a Class contains Allowed Claims or Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below.  For the avoidance of doubt, notwithstanding any other provision of the Plan, (a) CII shall not be liable for any payment or distributions on account of Claims, Interests or amounts to be paid or owing by or other obligations of any kind of the Debtors (other than CII) under or in connection with the Plan and (b) the Debtors other than CII shall not be liable for any payment or distributions on account of Claims, Interest of amounts to be paid or owing by or other obligations of any kind of CII under or in connection with the Plan (other than the CII Settlement Claim).

A.   CCI

1.   Class A-1:  Priority Non-Tax Claims

(a)           Classification.  Class A-1 consists of all Priority Non-Tax Claims that may exist against CCI.

(b)           Impairment and Voting.  Class A-1 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CCI is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CCI and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

2.   Class A-2:  Secured Claims

(a)           Classification.  Class A-2 consists of all Secured Claims that may exist against CCI.

(b)           Impairment and Voting.  Class A-2 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CCI is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CCI and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against CCI shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CCI shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against CCI shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

3.   Class A-3:  General Unsecured Claims

(a)           Classification.  Class A-3 consists of all General Unsecured Claims that may exist against CCI other than all General Unsecured Claims against CCI held by any CII Settlement Claim Party.

(b)           Impairment and Voting.  Class A-3 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CCI is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CCI and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against CCI shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (ii) each Holder of an Allowed General Unsecured Claim against CCI shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.   Class A-4:  CCI Notes Claims

(a)           Classification.  Class A-4 consists of all CCI Notes Claims.

(b)           Impairment and Voting.  Class A-4 is Impaired by the Plan.  Each Holder of an Allowed CCI Notes Claim is entitled to vote to accept or reject the Plan.

(c)           Distributions.  The CCI Notes Claims shall be deemed Allowed in the aggregate amount of $497,489,463.  On the Distribution Date, each Holder of an Allowed CCI Notes Claim shall receive its Pro Rata share of (i) New Preferred Stock and (ii) Cash in an aggregate amount equal to (A) $24,549,331 and (B) Litigation Settlement Fund Proceeds in an aggregate amount, if any, that the Bankruptcy Court determines is owned by CCI and Holdco.

5.   Class A-5:  Section 510(b) Claims

(a)           Classification.  Class A-5 consists of all Section 510(b) Claims that may exist against CCI other than all Section 510(b) Claims against CCI held by any CII Settlement Claim Party.

(b)           Impairment and Voting.  Class A-5 is Impaired by the Plan.  Each Holder of a Section 510(b) Claim against CCI is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Section 510(b) Claims shall be cancelled, released, and extinguished and the Holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

6.   Class A-6:  Interests

(a)           Classification.  Class A-6 consists of all Interests in CCI other than all Interests in CCI held by any CII Settlement Claim Party.

(b)           Impairment and Voting.  Class A-6 is Impaired by the Plan.  Each Holder of an Interest in CCI is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Interests in CCI, whether represented by stock, preferred share purchase rights or otherwise, shall be cancelled, released, and extinguished and the Holders of such Interests shall receive no distribution under the Plan on account thereof.

B.   CII

1.   Class B-1:  Priority Non-Tax Claims

(a)           Classification.  Class B-1 consists of all Priority Non-Tax Claims that may exist against CII.

(b)           Impairment and Voting.  Class B-1 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CII is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CII and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date under the Plan, the date such Priority Non-Tax Claim is Allowed, and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

2.   Class B-2:  Secured Claims

(a)           Classification.  Class B-2 consists of all Secured Claims that may exist against CII.

(b)           Impairment and Voting.  Class B-2 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CII is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CII and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of CII, (i) each Allowed Secured Claim against CII shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CII shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date under the Plan and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against CII shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date under the Plan and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

3.   Class B-3:  General Unsecured Claims

(a)           Classification.  Class B-3 consists of all General Unsecured Claims that may exist against CII.

(b)           Impairment and Voting.  Class B-3 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CII is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CII and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the applicable Debtors, (i) each Allowed General Unsecured Claim against CII shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) each Holder of an Allowed General Unsecured Claim against CII shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.   Class B-4:  CII Shareholder Claims

(a)           Classification.  Class B-4 consists of CII Shareholder Claims.

(b)           Impairment and Voting.  Class B-4 is Impaired by the Plan.  The Holder of an Allowed CII Shareholder Claim is entitled to vote to accept or reject the Plan.

(c)           Distributions.  The Holder of Allowed CII Shareholder Claims shall receive 100,000 newly issued shares of Class A Voting Common Stock of Reorganized CII on the Effective Date.

C.   Holdco, Enstar Communications Corporation, and Charter Gateway, LLC

1.   Class C-1:  Priority Non-Tax Claims

(a)           Classification.  Class C-1 consists of all Priority Non-Tax Claims that may exist against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC.

(b)           Impairment and Voting.  Class C-1 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

2.   Class C-2:  Secured Claims

(a)           Classification.  Class C-2 consists of all Secured Claims that may exist against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC.

(b)           Impairment and Voting.  Class C-2 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

3.   Class C-3:  General Unsecured Claims

(a)           Classification.  Class C-3 consists of all General Unsecured Claims that may exist against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC.

(b)           Impairment and Voting.  Class C-3 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) each Holder of an Allowed General Unsecured Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.   Class C-4:  Holdco Notes Claims

(a)           Classification.  Class C-4 consists of Holdco Notes Claims.

(b)           Impairment and Voting.  Class C-4 is Impaired by the Plan.  Each Holder of an Allowed Holdco Notes Claim is entitled to vote to accept or reject the Plan.

(c)           Distributions.  The Holdco Notes Claims shall be Allowed in the aggregate amount of $497,489,463.  The aggregate amount distributed under the Plan on account of Class C-4 Allowed Holdco Notes Claims shall be Cash in an amount equal to (i) $19,549,331 and (ii) Litigation Settlement Fund Proceeds in an aggregate amount, if any, that the Bankruptcy Court determines is owned by Holdco, which consideration shall be distributed as set forth in Class A-4 as CCI is the sole Holder of Holdco Notes Claims.

5.   Class C-5:  Section 510(b) Claims

(a)           Classification.  Class C-5 consists of all Section 510(b) Claims that may exist against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC.

(b)           Impairment and Voting.  Class C-5 is Impaired by the Plan.  Each Holder of a Section 510(b) Claim against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Section 510(b) Claims shall be cancelled, released, and extinguished and the Holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

6.   Class C-6:  Interests

(a)           Classification.  Class C-6 consists of all Interests in Holdco, Enstar Communications Corporation, and Charter Gateway, LLC other than all Interests in Holdco held by any CII Settlement Claim Party.

(b)           Impairment and Voting.  Class C-6 is Impaired by the Plan.  Each Holder of an Allowed Interest against Holdco, Enstar Communications Corporation, and Charter Gateway, LLC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Interests in Holdco, Enstar Communications Corporation, and Charter Gateway, LLC shall remain in place in exchange for New Value Consideration in the amount of $2,000,000 to be contributed by CCI from the Rights Offering.

D.   CCHC

1.   Class D-1:  Priority Non-Tax Claims

(a)           Classification.  Class D-1 consists of all Priority Non-Tax Claims that may exist against CCHC.

(b)           Impairment and Voting.  Class D-1 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CCHC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CCHC and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the

Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

2.   Class D-2:  Secured Claims

(a)           Classification.  Class D-2 consists of all Secured Claims that may exist against CCHC.

(b)           Impairment and Voting.  Class D-2 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CCHC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CCHC and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against CCHC shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CCHC shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against CCHC shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

3.   Class D-3:  General Unsecured Claims

(a)           Classification.  Class D-3 consists of all General Unsecured Claims that may exist against CCHC other than all General Unsecured Claims against CCHC held by any CII Settlement Claim Party.

(b)           Impairment and Voting.  Class D-3 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CCHC is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CCHC and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against CCHC shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (ii) each Holder of an Allowed General Unsecured Claim against CCHC shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.   Class D-4:  Section 510(b) Claims

(a)           Classification.  Class D-4 consists of all Section 510(b) Claims that may exist against CCHC.

(b)           Impairment and Voting.  Class D-4 is Impaired by the Plan.  Each Holder of a Section 510(b) Claim against CCHC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Section 510(b) Claims shall be cancelled, released and extinguished and the Holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

5.   Class D-5:  Interests

(a)           Classification.  Class D-5 consists of all Interests in CCHC.

(b)           Impairment and Voting.  Class D-5 is Impaired by the Plan.  Each Holder of an Allowed Interest against CCHC is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Interests in CCHC shall remain in place in exchange for New Value Consideration in the amount of $2,000,000 to be contributed by CCI from the Rights Offering.

E.   CCH and Charter Communications Holdings Capital Corp.

1.   Class E-1:  Priority Non-Tax Claims

(a)           Classification.  Class E-1 consists of all Priority Non-Tax Claims that may exist against CCH and Charter Communications Holdings Capital Corp.

(b)           Impairment and Voting.  Class E-1 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CCH and Charter Communications Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CCH and Charter Communications Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

2.   Class E-2:  Secured Claims

(a)           Classification.  Class E-2 consists of all Secured Claims that may exist against CCH and Charter Communications Holdings Capital Corp.

(b)           Impairment and Voting.  Class E-2 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CCH and Charter Communications Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CCH and Charter Communications Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against CCH and Charter Communications Holdings Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CCH and Charter Communications Holdings Capital Corp. shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against CCH and Charter Communications Holdings Capital Corp. shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

3.   Class E-3:  General Unsecured Claims

(a)           Classification.  Class E-3 consists of all General Unsecured Claims that may exist against CCH and Charter Communications Holdings Capital Corp.

(b)           Impairment and Voting.  Class E-3 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CCH and Charter Communications Holdings Capital Corp. is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CCH and Charter Communications Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against CCH and Charter Communications Holdings Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) each Holder of an Allowed General Unsecured Claim against CCH and Charter Communications Holdings Capital Corp. shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.   Class E-4:  CCH Notes Claims

(a)           Classification.  Class E-4 consists of CCH Notes Claims.

(b)           Impairment and Voting.  Class E-4 is Impaired by the Plan.  Each Holder of an Allowed CCH Notes Claim is entitled to vote to accept or reject the Plan.

(c)           Distributions.  CCH Notes Claims shall be Allowed in the aggregate amount of $599,379,759.  On the Distribution Date, each Holder of an Allowed CCH Notes Claim shall receive its Pro Rata share of the CCH Warrants.

5.   Class E-5:  Section 510(b) Claims

(a)           Classification.  Class E-5 consists of all Section 510(b) Claims that may exist against CCH and Charter Communications Holdings Capital Corp.

(b)           Impairment and Voting.  Class E-5 is Impaired by the Plan.  Each Holder of a Section 510(b) Claim against CCH and Charter Communications Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Section 510(b) Claims shall be cancelled, released, and extinguished and the Holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

6.   Class E-6:  Interests

(a)           Classification.  Class E-6 consists of all Interests in CCH and Charter Communications Holdings Capital Corp.

(b)           Impairment and Voting.  Class E-6 is Impaired by the Plan.  Each Holder of an Allowed Interest against CCH and Charter Communications Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Interests in CCH and Charter Communications Holdings Capital Corp. shall remain in place in exchange for New Value Consideration in the amount of $1,533,180 to be contributed by CCI from the Rights Offering.

F.   CIH and CCH I Holdings Capital Corp.

1.   Class F-1:  Priority Non-Tax Claims

(a)           Classification.  Class F-1 consists of all Priority Non-Tax Claims that may exist against CIH and CCH I Holdings Capital Corp.

(b)           Impairment and Voting.  Class F-1 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CIH and CCH I Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CIH and CCH I Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

2.   Class F-2:  Secured Claims

(a)           Classification.  Class F-2 consists of all Secured Claims that may exist against CIH and CCH I Holdings Capital Corp.

(b)           Impairment and Voting.  Class F-2 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CIH and CCH I Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CIH and CCH I Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against CIH and CCH I Holdings Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CIH and CCH I Holdings Capital Corp. shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against CIH and CCH I Holdings Capital Corp. shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

3.   Class F-3:  General Unsecured Claims

(a)           Classification.  Class F-3 consists of all General Unsecured Claims that may exist against CIH and CCH I Holdings Capital Corp.

(b)           Impairment and Voting.  Class F-3 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CIH and CCH I Holdings Capital Corp. is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CIH and CCH I Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against CIH and CCH I Holdings Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (ii) each Holder of an Allowed General Unsecured Claim against CIH and CCH I Holdings Capital Corp. shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.   Class F-4:  CIH Notes Claims

(a)           Classification.  Class F-4 consists of CIH Notes Claims.

(b)           Impairment and Voting.  Class F-4 is Impaired by the Plan.  Each Holder of an Allowed CIH Notes Claim is entitled to vote to accept or reject the Plan.

(c)           Distributions.  CIH Notes Claims shall be Allowed in the aggregate amount of $2,625,060,226.  On the Distribution Date, each Holder of CIH Notes Claim shall receive its Pro Rata share of the CIH Warrants.

5.   Class F-5:  Section 510(b) Claims

(a)           Classification.  Class F-5 consists of all Section 510(b) Claims that may exist against CIH and CCH I Holdings Capital Corp.

(b)           Impairment and Voting.  Class F-5 is Impaired by the Plan.  Each Holder of a Section 510(b) Claim against CIH and CCH I Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Section 510(b) Claims shall be cancelled, released, and extinguished and the Holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

6.   Class F-6:  Interests

(a)           Classification.  Class F-6 consists of all Interests in CIH and CCH I Holdings Capital Corp.

(b)           Impairment and Voting.  Class F-6 is Impaired by the Plan.  Each Holder of an Allowed Interest against CIH and CCH I Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Interests in CIH and CCH I Holdings Capital Corp. shall remain in place in exchange for New Value Consideration in the amount of $8,932,440 to be contributed by CCI from the Rights Offering.

G.   CCH I and CCH I Capital Corp.

1.   Class G-1:  Priority Non-Tax Claims

(a)           Classification.  Class G-1 consists of all Priority Non-Tax Claims that may exist against CCH I and CCH I Capital Corp.

(b)           Impairment and Voting.  Class G-1 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CCH I and CCH I Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CCH I and CCH I Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

2.   Class G-2:  Secured Claims

(a)           Classification.  Class G-2 consists of all Secured Claims that may exist against CCH I and CCH I Capital Corp. (but excluding any Secured Claim that is also a CCH I Notes Claim).

(b)           Impairment and Voting.  Class G-2 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CCH I and CCH I Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CCH I and CCH I Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against CCH I and CCH I Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CCH I and CCH I Capital Corp. shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against CCH I and CCH I Capital Corp. shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

3.   Class G-3:  General Unsecured Claims

(a)           Classification.  Class G-3 consists of all General Unsecured Claims that may exist against CCH I and CCH I Capital Corp.

(b)           Impairment and Voting.  Class G-3 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CCH I and CCH I Capital Corp. is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CCH I and CCH I Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against CCH I and CCH I Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (ii) each Holder of an Allowed General Unsecured Claim against CCH I and CCH I Capital Corp. shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.   Class G-4:  CCH I Notes Claims

(a)           Classification.  Class G-4 consists of CCH I Notes Claims.

(b)           Impairment and Voting.  Class G-4 is Impaired by the Plan.  Each Holder of an Allowed CCH I Notes Claim is entitled to vote to accept or reject the Plan.

(c)           Distributions.

(i)           The CCH I Notes Claims shall be Allowed in the aggregate amount of $4,170,040,378.  On the Distribution Date, each Holder of a CCH I Notes Claim shall receive its Pro Rata share of New Class A Stock in an aggregate amount to all such Holders equal to 100% of the New Class A Stock outstanding as of the Effective Date, prior to giving effect to the Rights Offering, the issuance of Warrants and any other distributions of New Class A Stock contemplated by the Plan, which New Class A Stock (prior to such effects) shall be deemed to have an aggregate value equal to the Plan Value minus the Warrant Value minus 3% of the equity value of the Reorganized Company, after giving effect to the Rights Offering, but prior to the issuance of Warrants and equity-based awards provided for by the Plan.

Each Eligible CCH I Notes Claim Holder shall also receive Rights pursuant to the Rights Offering, as set forth below.

(ii)           Rights Offering. Each Eligible CCH I Notes Claim Holder shall be offered pursuant to the Rights Offering Documents the right to purchase shares of New Class A Stock, according to that Holder’s Pro Rata Participation Amount, for a Cash payment of the product of the Per Share Purchase Price multiplied by such Pro Rata Participation Amount.

(iii)           Equity Backstop by Members of the Crossover Committee.  Pursuant to the Commitment Letters, the Equity Backstop Parties have, severally and not jointly, committed to purchase their respective Pro Rata Participation Amount in the Rights Offering.

(iv)           Excess Backstop by the Excess Backstop Parties.  Pursuant to the Commitment Letters and the Excess Backstop Agreements, the Excess Backstop Parties have, severally and not jointly, committed to purchase shares of New Class A Stock underlying Rights not exercised by Eligible CCH I Notes Claim Holders other than the Equity Backstop Parties.

(v)           Overallotment Option.  Pursuant to the Commitment Letters and Excess Backstop Agreements, each Excess Backstop Party shall be offered the Overallotment Option.

Each Holder of CCH I Notes Claims that affirmatively represents it is not an Eligible CCH I Notes Claim Holder on a timely submitted investor certification shall receive an amount of New Class A Stock equal to the value of the Rights that such Holder would have been offered if it were an accredited investor or qualified institutional buyer participating in the Rights Offering.

5.   Class G-5:  Section 510(b) Claims

(a)           Classification.  Class G-5 consists of all Section 510(b) Claims that may exist against CCH I and CCH I Capital Corp.

(b)           Impairment and Voting.  Class G-5 is Impaired by the Plan.  Each Holder of a Section 510(b) Claim against CCH I and CCH I Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Section 510(b) Claims shall be cancelled, released, and extinguished and the Holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

6.   Class G-6:  Interests

(a)           Classification.  Class G-6 consists of all Interests in CCH I and CCH I Capital Corp.

(b)           Impairment and Voting.  Class G-6 is Impaired by the Plan.  Each Holder of an Allowed Interest against CCH I and CCH I Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Interests in CCH I and CCH I Capital Corp. shall remain in place in exchange for New Value Consideration in the amount of $12,000,000 to be contributed by CCI from the Rights Offering.

H.   CCH II and CCH II Capital Corp.

1.   Class H-1:  Priority Non-Tax Claims

(a)           Classification.  Class H-1 consists of all Priority Non-Tax Claims that may exist against CCH II and CCH II Capital Corp.

(b)           Impairment and Voting.  Class H-1 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CCH II and CCH II Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CCH II and CCH II Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition

Interest, on the later of the Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

2.   Class H-2:  Secured Claims

(a)           Classification.  Class H-2 consists of all Secured Claims that may exist against CCH II and CCH II Capital Corp.

(b)           Impairment and Voting.  Class H-2 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CCH II and CCH II Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CCH II and CCH II Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against CCH II and CCH II Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CCH II and CCH II Capital Corp. shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, or (iii) each Holder of an Allowed Secured Claim against CCH II and CCH II Capital Corp. shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

3.   Class H-3:  General Unsecured Claims

(a)           Classification.  Class H-3 consists of all General Unsecured Claims that may exist against CCH II and CCH II Capital Corp.

(b)           Impairment and Voting.  Class H-3 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CCH II and CCH II Capital Corp. is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CCH II and CCH II Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against CCH II and CCH II Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (ii) each Holder of an Allowed General Unsecured Claim against CCH II and CCH II Capital Corp. shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.   Class H-4:  CCH II Notes Claims

(a)           Classification.  Class H-4 consists of CCH II Notes Claims.

(b)           Impairment and Voting.  Class H-4 is Impaired by the Plan.  Each Holder of an Allowed CCH II Notes Claim is entitled to vote to accept or reject the Plan.

(c)           Distributions.  The CCH II Notes Claims shall be Allowed in the aggregate amount of $2,586,033,908, plus Post-Petition Interest.  Each Holder of CCH II Notes Claims shall be paid in full in Cash in an amount equal to the Allowed amount of its Claim plus Post-Petition Interest, on the Distribution Date, unless such Holder is a Rollover Commitment Party or elects to exchange CCH II Notes for New CCH II Notes pursuant to the Exchange by noting such election on such Holder’s ballot.  Each Holder of an Allowed CCH II Notes Claim that elects to exchange as set forth above or is a Rollover Commitment Party, shall receive the New CCH II Notes as set forth below in a principal amount equal to the Allowed amount of its CCH II Notes Claim plus Post-Petition

Interest, subject to the Exchange Cutback set forth below; provided that the applicable Debtors may pay Post-Petition Interest in Cash if the applicable Debtors elect such option on or before the Effective Date by filing a notice of such election with the Court on or before the Effective Date.  No partial Exchange of CCH II Notes shall be allowed.

(i)           Exchange.  CCH II shall effectuate the Exchange pursuant to the Plan.  The aggregate principal amount of the New CCH II Notes shall be equal to the sum of (x) the Target Amount and (y) $85 million.  Each Holder of an Allowed CCH II Notes Claim that elects to exchange CCH II Notes for New CCH II Notes pursuant to the Exchange, and each Rollover Commitment Party, in each case subject to the Exchange Cutback, shall be entitled to receive (A) New CCH II Notes with a principal amount equal to the Allowed principal amount of the CCH II Notes held by such Holder or Rollover Commitment Party, (B) New CCH II Notes with a principal amount equal to the accrued but unpaid interest on such CCH II Notes held by such Holder or Rollover Commitment Party to the Petition Date, and (C) New CCH II Notes with a principal amount equal to Post-Petition Interest on such CCH II Notes.  No Holder or Rollover Commitment Party shall be entitled to receive any amounts for any call premiums or prepayment penalty with respect to the CCH II Notes.

Rollover Commitment.  Pursuant to the Commitment Letters, the Rollover Commitment Parties have, severally and not jointly (in the respective amounts set forth on Annex C), committed to exchange on the Effective Date an aggregate of $1.21 billion in principal amount of CCH II Notes, plus accrued but unpaid interest to the Petition Date, plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties, for New CCH II Notes pursuant to the Exchange, subject to the Exchange Cutback.

Exchange Cutback.  Notwithstanding the foregoing, if the aggregate principal amount of New CCH II Notes to be issued to  Holders of CCH II Notes Claims (including the Rollover Commitment Parties) electing to participate in the Exchange would exceed the Target Amount, then each participating Holder (including the Rollover Commitment Parties) shall receive its pro rata portion of the Target Amount of New CCH II Notes in the same proportion that the Allowed amount of CCH II Notes sought to be exchanged by such Holder bears to the total Allowed amount of CCH II Notes sought to be exchanged, and the remainder of such Holder’s Allowed CCH II Notes Claims shall be paid in full in Cash on the Distribution Date.

(ii)           New CCH II Notes Commitment.  Pursuant to the Commitment Letters, the New CCH II Notes Commitment Parties have, severally and not jointly (in the respective amounts set forth on Annex D), committed to purchase additional New CCH II Notes in an aggregate principal amount of $267 million.  If the aggregate principal amount of New CCH II Notes to be issued to Holders (including the Rollover Commitment Parties) electing to participate in the Exchange is less than the Target Amount, then the New CCH II Notes Commitment shall be funded up to the extent of such shortfall.

5.   Class H-5:  Section 510(b) Claims

(a)           Classification.  Class H-5 consists of all Section 510(b) Claims that may exist against CCH II and CCH II Capital Corp.

(b)           Impairment and Voting.  Class H-5 is Impaired by the Plan.  Each Holder of a Section 510(b) Claim against CCH II and CCH II Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Section 510(b) Claims shall be cancelled, released, and extinguished and the Holders of Section 510(b) Claims shall receive no distribution under the Plan on account of such Claims.

6.   Class H-6:  Interests

(a)           Classification.  Class H-6 consists of all Interests in CCH II and CCH II Capital Corp.

(b)           Impairment and Voting.  Class H-6 is Impaired by the Plan.  Each Holder of an Allowed Interest against CCH II and CCH II Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have rejected the Plan.

(c)           Distributions.  Interests in CCH II and CCH II Capital Corp. shall remain in place in exchange for New Value Consideration in the amount of $15,000,000 to be contributed by CCI from the Rights Offering.

I.   CCOH and CCO Holdings Capital Corp.

1.   Class I-1:  CCOH Credit Facility Claims

(a)           Classification.  Class I-1 consists of CCOH Credit Facility Claims.

(b)           Impairment and Voting.  Class I-1 is Unimpaired by the Plan.  Each Holder of an Allowed CCOH Credit Facility Claim is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Each Allowed CCOH Credit Facility Claim shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

2.   Class I-2:  CCOH Notes Claims

(a)           Classification.  Class I-2 consists of CCOH Notes Claims.

(b)           Impairment and Voting.  Class I-2 is Unimpaired by the Plan.  Each Holder of an Allowed CCOH Notes Claim is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Each Allowed CCOH Notes Claim shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

3.   Class I-3:  Priority Non-Tax Claims

(a)           Classification.  Class I-3 consists of all Priority Non-Tax Claims that may exist against CCOH and CCO Holdings Capital Corp.

(b)           Impairment and Voting.  Class I-3 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CCOH and CCO Holdings Capital Corp. is entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CCOH and CCO Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

4.   Class I-4:  Secured Claims

(a)           Classification.  Class I-4 consists of all Secured Claims (but excluding CCOH Credit Facility Claims) that may exist against CCOH and CCO Holdings Capital Corp.

(b)           Impairment and Voting.  Class I-4 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CCOH and CCO Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CCOH and CCO Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against CCOH and CCO Holdings Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CCOH and CCO Holdings Capital Corp. shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against CCOH and CCO Holdings Capital Corp. shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

5.   Class I-5:  General Unsecured Claims

(a)           Classification.  Class I-5 consists of all General Unsecured Claims that may exist against CCOH and CCO Holdings Capital Corp.

(b)           Impairment and Voting.  Class I-5 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CCOH and CCO Holdings Capital Corp. is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CCOH and CCO Holdings Capital Corp. and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against CCOH and CCO Holdings Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (ii) each Holder of an Allowed General Unsecured Claim against CCOH and CCO Holdings Capital Corp. shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

6.   Class I-6:  Interests

(a)           Classification.  Class I-6 consists of all Interests in CCOH and CCO Holdings Capital Corp.

(b)           Impairment and Voting.  Class I-6 is Unimpaired by the Plan.  Each Holder of an Allowed Interest against CCOH and CCO Holdings Capital Corp. is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Interests in CCOH and CCO Holdings Capital Corp. shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

J.   CCO (and its direct and indirect subsidiaries)

1.   Class J-1:  CCO Credit Facility Claims

(a)           Classification.  Class J-1 consists of CCO Credit Facility Claims.

(b)           Impairment and Voting.  Class J-1 is Unimpaired by the Plan.  Each Holder of an Allowed CCO Credit Facility Claim is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Each Allowed CCO Credit Facility Claim shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.  The Debtors shall waive and/or abjure any right to require any lender to make loans (whether term, incremental term, revolving, or swingline loans) under the CCO Credit Facility, other than loans outstanding as of the Effective Date.

2.   Class J-2:  CCO Swap Agreements Claims

(a)           Classification.  Class J-2 consists of CCO Swap Agreements Claims.

(b)           Impairment and Voting.  Class J-2 is Impaired by the Plan.  Each Holder of an Allowed CCO Swap Agreements Claim against CCO is entitled to vote to accept or reject the Plan; provided, however, the Debtors reserve their right to argue the proposed distribution to each Holder of an Allowed CCO Swap Agreements Claim renders Class J-2 Unimpaired, not entitled to vote to accept or reject the Plan, and deemed conclusively to have accepted the Plan.

(c)           Distributions.  CCO Swap Agreements Claims shall be Allowed in the aggregate amount determined by the Bankruptcy Court, plus Post-Petition Interest, but excluding any call premiums or any prepayment penalties.  Each Holder of an Allowed CCO Swap Agreements Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such CCO Swap Agreements Claim becomes an Allowed CCO Swap Agreements Claim, or as soon thereafter as is practicable.

3.   Class J-3:  CCO Notes Claims

(a)           Classification.  Class J-3 consists of CCO Notes Claims.

(b)           Impairment and Voting.  Class J-3 is Unimpaired by the Plan.  Each Holder of an Allowed CCO Notes Claim is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Each Allowed CCO Notes Claim shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

4.   Class J-4:  Priority Non-Tax Claims

(a)           Classification.  Class J-4 consists of all Priority Non-Tax Claims that may exist against CCO and its direct and indirect subsidiaries.

(b)           Impairment and Voting.  Class J-4 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim against CCO and its direct and indirect subsidiaries is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Priority Non-Tax Claim against CCO and its direct and indirect subsidiaries and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date, the date such Priority Non-Tax Claim is Allowed and the date such Allowed Priority Non-Tax Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

5.   Class J-5:  Secured Claims

(a)           Classification.  Class J-5 consists of all Secured Claims (but excluding CCO Credit Facility Claims, CCO Notes Claims and CCO Swap Agreements Claims) that may exist against CCO and its direct and indirect subsidiaries.

(b)           Impairment and Voting.  Class J-5 is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim against CCO and its direct and indirect subsidiaries is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed Secured Claim against CCO and its direct and indirect subsidiaries and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed Secured Claim against CCO and its direct and indirect subsidiaries shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) each Holder of an Allowed Secured Claim against CCO and its direct and indirect subsidiaries shall be paid in full in Cash, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable or (iii) each Holder of an Allowed Secured Claim against CCO and its direct and indirect subsidiaries shall receive the collateral securing its Allowed Secured Claim, plus Post-Petition Interest, on the later of the Distribution Date and the date such Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable.

6.   Class J-6:  General Unsecured Claims

(a)           Classification.  Class J-6 consists of all General Unsecured Claims that may exist against CCO and its direct and indirect subsidiaries other than all General Unsecured Claims against CCO and its direct and indirect subsidiaries held by any CII Settlement Claim Party.

(b)           Impairment and Voting.  Class J-6 is Impaired by the Plan.  Each Holder of an Allowed General Unsecured Claim against CCO and its direct and indirect subsidiaries is entitled to vote to accept or reject the Plan.

(c)           Distributions.  Except to the extent that a Holder of an Allowed General Unsecured Claim against CCO and its direct and indirect subsidiaries and the applicable Debtors agree to less favorable treatment to such Holder, at the sole option of the Debtors, (i) each Allowed General Unsecured Claim against CCO and its direct and indirect subsidiaries shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) each Holder of an Allowed General Unsecured Claim against CCO and its direct and indirect subsidiaries shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

7.   Class J-7:  Interests (other than CC VIII Preferred Units held by a CII Settlement Claim Party)

(a)           Classification.  Class J-7 consists of all Interests in CCO and its direct and indirect subsidiaries (other than CC VIII Preferred Units held by a CII Settlement Claim Party).

(b)           Impairment and Voting.  Class J-7 is Unimpaired by the Plan.  Each Holder of an Allowed Interest against CCO and its direct and indirect subsidiaries (other than CC VIII Preferred Units held by a CII Settlement Claim Party) is not entitled to vote to accept or reject the Plan and shall be deemed conclusively to have accepted the Plan.

(c)           Distributions.  Interests in CCO and its direct and indirect subsidiaries (other than CC VIII Preferred Units held by a CII Settlement Claim Party) shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

ARTICLE V.

IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND INTERESTS; ACCEPTANCE OR
REJECTION OF THIS PLAN OF REORGANIZATION

A.   Classes Entitled to Vote.  The following Classes are Impaired by the Plan and thus are entitled to vote to accept or reject the Plan.

Class A-3 (General Unsecured Claims against CCI)
Class A-4 (CCI Notes Claims)

Class B-3 (General Unsecured Claims against CII)
Class B-4 (CII Shareholder Claims)

Class C-3 (General Unsecured Claims against Holdco, Enstar Communications Corporation, and Charter Gateway LLC)
Class C-4 (Holdco Notes Claims)

Class D-3 (General Unsecured Claims against CCHC)

Class E-3 (General Unsecured Claims against CCH and Charter Communications Holdings Capital Corp.)
Class E-4 (CCH Notes Claims)

Class F-3 (General Unsecured Claims against CIH and CCH I Holdings Capital Corp.)
Class F-4 (CIH Notes Claims)

Class G-3 (General Unsecured Claims against CCH I and CCH I Capital Corp.)
Class G-4 (CCH I Notes Claims)

Class H-3 (General Unsecured Claims against CCH II and CCH II Capital Corp.)
Class H-4 (CCH II Notes Claims)

Class I-5 (General Unsecured Claims against CCOH and CCO Holdings Capital Corp.)

Class J-2 (CCO Swap Agreements Claims)
Class J-6 (General Unsecured Claims against CCO and its direct and indirect subsidiaries)

B.   Classes Not Entitled to Vote; Deemed to Accept.  The following Classes are Unimpaired by the Plan—and thus not entitled to vote to accept or reject the Plan—and shall be deemed conclusively to have accepted the Plan.

Class A-1 (Priority Non-Tax Claims against CCI)
Class A-2 (Secured Claims against CCI)

Class B-1 (Priority Non-Tax Claims against CII)
Class B-2 (Secured Claims against CII)

Class C-1 (Priority Non-Tax Claims against Holdco, Enstar Communications Corporation, and Charter Gateway LLC)
Class C-2 (Secured Claims against Holdco, Enstar Communications Corporation, and Charter Gateway LLC)

Class D-1 (Priority Non-Tax Claims against CCHC)
Class D-2 (Secured Claims against CCHC)

Class E-1 (Priority Non-Tax Claims against CCH and Charter Communications Holdings Capital Corp.)
Class E-2 (Secured Claims against CCH and Charter Communications Holdings Capital Corp.)

Class F-1 (Priority Non-Tax Claims against CIH and CCH I Holdings Capital Corp.)
Class F-2 (Secured Claims against CIH and CCH I Holdings Capital Corp.

Class G-1 (Priority Non-Tax Claims against CCH I and CCH I Capital Corp.)
Class G-2 (Secured Claims against CCH I and CCH I Capital Corp.)

Class H-1 (Priority Non-Tax Claims against CCH II and CCH II Capital Corp.)
Class H-2 (Secured Claims against CCH II and CCH II Capital Corp.)

Class I-1 (CCOH Credit Facility Claims)
Class I-2 (CCOH Notes Claims)
Class I-3 (Priority Non-Tax Claims against CCOH and CCO Holdings Capital Corp.)
Class I-4 (Secured Claims against CCOH and CCO Holdings Capital Corp.)
Class I-6 (Interests in CCOH and CCO Holdings Capital Corp.)

Class J-1 (CCO Credit Facility Claims)
Class J-3 (CCO Notes Claims)
Class J-4 (Priority Non-Tax Claims against CCO and its direct and indirect subsidiaries)
Class J-5 (Secured Claims against CCO and its direct and indirect subsidiaries)
Class J-7 (Interests in CCO and its direct and indirect subsidiaries (other than CC VIII Preferred Units held by a CII Settlement Claim Party))

C.   Classes Not Entitled to Vote; Deemed to Reject.  The following Classes are Impaired by the Plan—but not entitled to vote to accept or reject the Plan—and shall be deemed conclusively to have rejected the Plan.

Class A-5 (Section 510(b) Claims against CCI other than all Section 510(b) Claims against CCI held by any CII Settlement Claim Party)
Class A-6 (Interests in CCI other than all Interests in CCI held by any CII Settlement Claim Party)

Class C-5 (Section 510(b) Claims against Holdco, Enstar Communications Corporation, and Charter Gateway LLC)
Class C-6 (Interests in Holdco, Enstar Communications Corporation, and Charter Gateway LLC other than all Interests in Holdco held by any CII Settlement Claim Party)

Class D-4 (Section 510(b) Claims against CCHC)
Class D-5 (Interests in CCHC)

Class E-5 (Section 510(b) Claims against CCH and Charter Communications Holdings Capital Corp.)
Class E-6 (Interests in CCH and Charter Communications Holdings Capital Corp.)

Class F-5 (Section 510(b) Claims against CIH and CCH I Holdings Capital Corp.)
Class F-6 (Interests in CIH and CCH I Holdings Capital Corp.)

Class G-5 (Section 510(b) Claims against CCH I and CCH I Capital Corp.)
Class G-6 (Interests in CCH I and CCH I Capital Corp.)

Class H-5 (Section 510(b) Claims against CCH II and CCH II Capital Corp.)
Class H-6 (Interests in CCH II and CCH II Capital Corp.)

D.   Nonconsensual Confirmation.  Except as otherwise specifically provided in the Plan, if any Impaired Class shall not accept the Plan by the requisite statutory majority provided in section 1126(c) or (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan (subject to the Plan Support Agreements and conditions to the Effective Date set forth below) or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

ARTICLE VI.

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.   Sources of Consideration for Plan Distributions.  Cash Distributions under the Plan shall be funded from:  (1) operations, (2) the New CCH II Notes Commitment (as described in ARTICLE IV.H.4 above), and (3) the Rights Offering (as described in ARTICLE IV.G.4 above).

1.   Use of Net Proceeds.  CCI shall utilize the Net Proceeds as follows:  (a) to pay the expenses of the Rights Offering; (b) to contribute to CCH II an amount sufficient to fund the Cash payments due on the CCH II Notes Claims; (c) to contribute to CCO to pay the CCO Swap Agreements Claims; (d) to contribute, as necessary, to Holdco, CCHC, CCH, CIH, CCH I, and CCH II in consideration for New Value Interests; (e) to pay Administrative Expense Claims and to make other payments as needed to confirm the Plan and to cause the Effective Date to occur; and (f) to pay the fees and expenses described in ARTICLE VI.A.2 below in the manner and order provided therein.  Subject to ARTICLE VI.A.2 below, plus Professional Fees, the remaining Net Proceeds, if any, will be contributed to CCO on the Effective Date to fund CCO’s working capital requirements following the Effective Date.

2.   Specified Fees and Expenses.

(a)           Allen Management Receivable.  As partial consideration for the settlement and compromise of the CII Settlement Claim, the Debtors (other than CII) shall pay to Mr. Allen (or his designees) the Allen Management Receivable, in Cash, as provided in clause (d) below.

(b)           Allen Fee Reimbursement.  As partial consideration for the settlement and compromise of the CII Settlement Claim, the Debtors (other than CII) shall pay to Mr. Allen (or his designees) the Allen Fee Reimbursement, in Cash, as provided in clause (d) below.

(c)           Other Fees and Expenses.

Each participating Holder (including the Rollover Commitment Parties) shall receive from the Debtors (other than CII) the Rollover Fee for the use of capital, in Cash, as provided in clause (d) below.

Each New CCH II Notes Commitment Party shall receive from the Debtors (other than CII) the New CCH II Notes Commitment Fee (if such fee is payable), for the use of capital, in Cash, as provided in clause (d) below; provided, that such New CCH II Notes Commitment Party shall not have terminated its Commitment Letter with respect to the New CCH II Notes Commitment on or prior to the Effective Date.

Each Equity Backstop Party shall receive from the Debtors (other than CII) the Equity Backstop Fee (if such fee is payable), for the use of capital, in Cash, as provided in clause (d) below; provided, that such Equity Backstop Party shall not have terminated its Commitment Letter with respect to the Equity Backstop on or prior to the Effective Date.

(d)           Priority of Payments.  On the Effective Date, the Allen Management Receivable shall be paid in Cash to the extent of Available Cash.  If the Allen Management Receivable is not paid in full on the Effective Date, then any unpaid portion thereof shall be paid in Cash within 30 days after the end of the first calendar quarter following the Effective Date to the extent of Available Cash on the last day of such calendar quarter, and within 20 days after the end of each following calendar quarter to the extent of Available Cash on the last day of each such following calendar quarter, until the Allen Management Receivable is paid in full.

On the Effective Date (or when the Overallotment Option is received by the Reorganized Company), following payment of the Allen Management Receivable in full, the Commitment Fees, the Allen Fee Reimbursement, and the VCP shall be paid in Cash to the extent of any remaining Available Cash; provided, however, that, if there is not sufficient Available Cash for payment of the Commitment Fees, the Allen Fee Reimbursement, and the VCP in full on the Effective Date, then payment of such fees on such date shall be reduced pro rata based on the amount of each such fee in proportion to the total amount of the Commitment Fees, the Allen Fee Reimbursement, and the VCP.  If the Commitment Fees, the Allen

Fee Reimbursement, and the VCP are not paid in full on the Effective Date, then any unpaid portion thereof shall be paid in Cash within 20 days after the end of the first calendar quarter following the Effective Date in which the Allen Management Receivable is paid in full in Cash if there is Available Cash on the last day of such calendar quarter; provided, however, that, in the discretion of the Board of Directors, the Allen Fee Reimbursement, the Commitment Fees, and the VCP on a pari passu basis may be paid regardless of sufficient Available Cash.  For the avoidance of doubt, in no event shall the Commitment Fees (or any portion thereof), the Allen Fee Reimbursement (or any portion thereof) or the VCP (or any portion thereof) be paid unless and until the Allen Management Receivable has been paid in full.

If all Specified Fees and Expenses have not been paid in full on the Effective Date, Cash in the full amount of the unpaid portion of the Specified Fees and Expenses shall be retained by CCI pending payment, subject to the good faith determination of the Reorganized Company to contribute all or any portion of such retained amount to direct or indirect subsidiaries.  If such amounts are contributed, alternative arrangements for actual funding by the Reorganized Company shall be made by the Reorganized Company.

B.   Reorganized Company Equity Interests.  The Reorganized Company’s equity interests shall consist of New Class A Stock, New Class B Stock, New Preferred Stock and Warrants.

1.   New Class A Stock.  Shares of New Class A Stock shall be issued to (a) participants in the Rights Offering, (b) Equity Backstop Parties upon the exercise of the Overallotment Option (if exercised), (c) Holders of Claims with respect to CCH I Notes, (d) the Allen Entities upon exchange of their Reorganized Holdco equity pursuant to the Reorganized Holdco Exchange Agreement, (e) holders of Warrants upon exercise of such Warrants, and (f) holders of equity-based awards issued under the Management Incentive Plan.

CCI shall cause the New Class A Stock to be listed on the NASDAQ Global Select Market as promptly as practicable but in no event prior to the later of (x) the 46th day following the Effective Date, and (y) October 15, 2009 (unless Mr. Allen and the Reorganized Company agree to an earlier date), and the Reorganized Company shall maintain such listing thereafter.

2.   New Class B Stock.  The New Class B Stock issued to Mr. Allen or other Authorized Class B Holders shall be identical to the New Class A Stock except with respect to certain voting, transfer and conversion rights.  Each share of New Class B Stock shall be entitled to a number of votes such that the aggregate number of votes attributable to the shares of New Class B Stock held by the Authorized Class B Holders shall equal 35% (determined on a fully diluted basis) of the combined voting power of the capital stock of the Reorganized Company.  Subject to the Lock-Up Agreement, each holder of New Class B Stock shall have the right to convert its shares of New Class B Stock into shares of New Class A Stock on a one-for-one basis.  In addition, on or after January 1, 2011, Reorganized CCI shall have the right to cause shares of New Class B Stock to convert into shares of New Class A Stock on a one-for-one basis pursuant to and in accordance with the provisions of the Amended and Restated Certificate of Incorporation.  New Class B Stock shall be subject to restrictions on conversion and transfer pursuant to the Lock-Up Agreement.

3.   New Preferred Stock.  Shares of New Preferred Stock shall be issued to Holders of CCI Notes Claims.  The New Preferred Stock shall be listed on an exchange contemporaneously with the New Class A Stock.

4.   Warrants.  Warrants to be issued pursuant to the Plan consist solely of CIH Warrants, CCH Warrants and CII Settlement Claim Warrants.

5.   Registration Rights.  Holders of New Common Stock shall be entitled to registration rights pursuant to the Equity Registration Rights Agreement.

6.   Post-Confirmation Restrictions.  For a period of at least six (6) months following the Effective Date, the Reorganized Company, Reorganized Holdco, Reorganized CCO and each of their respective direct and indirect subsidiaries shall not negotiate, enter into agreements, understandings or arrangements or consummate transactions in the aggregate in excess of $500 million in total value to the extent that such transactions shall occur at a price in excess of 110% of either the value implied by the Plan or the appraised values, if any such appraisal is obtained pursuant to ARTICLE VI.C.2.  Any transactions occurring at a price that implies a value of 110% or lower than both of such value implied by the Plan and such appraised values (if obtained) shall not be subject to restriction and shall not be taken into account in determining whether the $500 million limitation has been exceeded.

C.   CII Settlement Claim.  Notwithstanding anything to the contrary herein, on the Effective Date, the following consideration shall be transferred by the Debtors (other than CII) to Mr. Allen (or his designees which, in the case of New Class B Stock, shall be limited to Authorized Class B Holders) on account of the CII Settlement Claim:  (a) shares of New Class B Stock representing, as of the Effective Date, (i) 2% of the equity value of the Reorganized Company, after giving effect to the Rights Offering, but prior to the issuance of the Warrants and equity-based awards under the Management Incentive Plan, and (ii) 35% (determined on a fully diluted basis) of the combined voting power of the capital stock of Reorganized CCI; (b) the CII Settlement Claim Warrants; (c) $85 million principal amount of New CCH II Notes, which shall be deemed transferred from Holders of CCH I Notes Claims automatically and without further action by any party; (d) Cash in the amount of $25 million on account of the Allen Management Receivable; (e) $150 million in Cash; and (f) Cash of up to $20 million on account of the Allen Fee Reimbursement.  In addition, on the Effective Date, CII shall retain a 1% direct equity interest in Reorganized Holdco, including the right to exchange such interest into New Class A Stock, pursuant to the Reorganized Holdco Exchange Agreement, and Mr. Allen shall retain all of the Interests in Reorganized CII.  Furthermore, on the Effective Date, the 7,282,183 CC VIII Preferred Units held by the CII shall be deemed transferred, automatically and without further action by any party, to Reorganized CCI.

1.   Bankruptcy Rule 9019.  The treatment set forth above and the rights and obligations accorded elsewhere in this Plan on account of the CII Settlement Claim shall constitute the compromise and settlement under Bankruptcy Rule 9019 by and among the Debtors (other than CII), on the one hand, and the CII Settlement Claim Parties, on the other hand, that fully resolves any and all legal, contractual and equitable rights, claims and remedies between such parties in exchange for the consideration to be given to such parties.  For the avoidance of doubt, CCH I Claims and CIH Claims held by CII shall be treated identically to similar Claims held by Persons other than CII.

2.   Independent Appraisal.  Within 30 days after the Effective Date, at Mr. Allen’s request, Reorganized CCI, Reorganized Holdco and Reorganized CCO shall obtain (at their expense) an independent appraisal of the fair market value of Reorganized Holdco’s and Reorganized CCO’s (and their respective subsidiaries’) tangible and intangible assets as of the Effective Date that will include a reasonable allocation of value on an asset-by-asset basis, including any and all below market financing arrangements as may be appropriate.  The appraisal firm and scope of the appraisal shall be reasonably acceptable to Mr. Allen and Reorganized CCI, Reorganized Holdco and Reorganized CCO, but shall at all times be retained by and act under the direction of Reorganized CCI, Reorganized Holdco and Reorganized CCO, consulting with Mr. Allen.

3.   Retained Interest; Preservation of Exchange Right.  As partial consideration for the settlement and compromise of the CII Settlement Claim, CII will retain a 1% equity interest in Reorganized Holdco and shall hold such interest pursuant to and in accordance with the Reorganized Holdco LLC Agreement.  After the Effective Date, CII or its transferee that is an Allen Entity shall have the right to exchange all or a portion of their Reorganized Holdco equity for New Class A Stock pursuant to the terms of the Reorganized Holdco Exchange Agreement.

There shall be no restrictions on the Allen Entities’ ability to liquidate or sell CII following consummation of the Plan; provided, that CII shall have transferred all interests in Reorganized Holdco to one or more Allen Entities (or to Reorganized CCI pursuant to the Reorganized Holdco Exchange Agreement) prior to or as part of such liquidation or sale as provided in the Reorganized Holdco LLC Agreement.

4.   Other Matters.  The Parties agree to use reasonable best efforts to ensure that Plan Confirmation and the Effective Date occur in the same calendar year.  The Debtors shall not seek to schedule, and shall use all commercially reasonable efforts to avoid scheduling the hearing to confirm the Plan during the month of December.

5.   Post-Effective Date Lock-Up Agreement.  Shares of New Class B Stock received by Mr. Allen under the Plan shall be subject to restrictions on transfer and conversion as set forth in the Lock-Up Agreement.

For the avoidance of doubt, notwithstanding any other provision of the Plan, CII shall not be liable for any payment or distributions on account of Claims, Interests or amounts to be paid or owing by or other obligations of any kind of the Debtors (other than CII) under or in connection with the Plan.

D.   Section 1145 Exemption.  Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities pursuant to the Plan and any and all settlement agreements incorporated herein shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of Securities.  In addition, except as otherwise provided in the Plan, under section 1145 of the Bankruptcy Code, any Securities contemplated by the Plan and any and all settlement agreements incorporated therein will be freely tradable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (b) the restrictions, if any, on the transferability of such Securities and instruments; and (c) applicable regulatory approval.  Notwithstanding the foregoing, shares of New Class A Stock issued to Eligible CCH I Notes Claim Holders pursuant to the Rights Offering and New CCH II Notes issued to Rollover Commitment Parties and New CCH II Note Commitment Parties shall be issued pursuant to the exemption provided under section 4(2) of the Securities Act.  The holders of such equity and debt securities and certain other affiliates of the Reorganized Company shall receive registration rights as set forth in the Equity Registration Rights Agreement and the Debt Registration Rights Agreement, respectively.

E.   Corporate Existence.  Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.

F.   Vesting of Assets in the Reorganized Debtors.  Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure any indebtedness that is Unimpaired by the Plan).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.   Discharge of Debtors.  Except as otherwise provided in the Plan, on the Effective Date and effective as of the Effective Date:  (1) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, or any of their assets, property or Estates; (2) the Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (3) all Claims against and Interests in the Debtors shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (4) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.  All debt under the Plan that shall be surrendered, redeemed, exchanged or cancelled shall be deemed for all purposes, including income tax purposes, to be outstanding until the Effective Date, and such debt shall not be deemed surrendered, redeemed, exchanged or cancelled on any date earlier than the Effective Date.

H.   Restructuring Transactions.  On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including:  (1) certain transactions in conjunction with the Effective Date in accordance with Exhibit 22 to the Plan Supplement; (2) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (3) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (4) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities pursuant to applicable law; and (5) all other actions that the Reorganized Debtors determine are necessary or appropriate.

I.   Corporate Action.  Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, directors of the Debtors or any other Entity.  Without limiting the foregoing, such actions may include:  the adoption and (as applicable) filing of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws; the adoption of the Reorganized Holdco LLC Agreement; the appointment of officers and (as applicable) directors for the Reorganized Debtors; and the adoption, implementation, and amendment of the Management Incentive Plan.

J.   Post-Effective Date Governance.  The Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and conditions of the Plan.  Without limiting the generality of the foregoing, as of the Effective Date, Reorganized CCI shall be governed by the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.  On and as of the Effective Date, the Rights Agreement between CCI and Mellon Investor Services LLC, dated as of August 14, 2007, as amended thereafter, shall be automatically terminated.

K.   Limited Liability Company Agreement.  The Holdco LLC Agreement shall be in effect and govern Holdco for the period up to and including the Effective Date.  At the Effective Date, the Holdco LLC Agreement shall be amended and restated and the Reorganized Holdco LLC Agreement shall be in effect as of the day immediately following the Effective Date for federal, state, local and foreign income tax purposes.  Reorganized Holdco shall effect a “closing of the books” as of the Effective Date, and the provisions of the Holdco LLC Agreement, taking into account each member’s Percentage Interest (as defined in the Holdco LLC Agreement) immediately before the transactions contemplated by this Plan, shall govern with respect to allocations of items of income, gain, loss, credit and deduction for the period up to and including the Effective Date, including any items of income, gain, loss, credit and deduction arising on the Effective Date and/or arising as a result of the transactions effective as of the Effective Date as contemplated by this Plan.  Reorganized Holdco shall not make the election under section 108(i) of the U.S. Internal Revenue Code of 1986, as amended (or any similar election under state or local law), with respect to any cancellation of indebtedness income relating to the consummation of the Plan.  Notwithstanding anything to the contrary in the Reorganized Holdco LLC Agreement, in the event of any dispute, challenge, audit or examination of Holdco’s tax affairs for any period prior to or including the Effective Date, the consent of Mr. Allen shall be required to settle any such dispute and Mr. Allen and CII shall be entitled to participate alongside Reorganized CCI in any such examinations, judicial determinations, and administrative proceedings, with respect to any portion of the dispute relating to the period prior to and including the Effective Date.

L.   Effectuating Documents; Further Transactions.  On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors or managers, as applicable, thereof, are authorized to and may issue, execute, deliver, file or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

M.   Exemption from Certain Transfer Taxes and Recording Fees.  Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.   Board Representation.  The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws shall provide that the Board of Directors shall be fixed at 11 members.  Each projected holder of 10% or more of the voting power of the Reorganized Company on the Effective Date (determined on an undiluted basis and giving effect to the Overallotment Option) based on such holder’s pro rata share of New Class A Stock (i) to be received in respect of its CCH I Notes Claims, (ii) to be purchased pursuant to its exercise of Rights and (iii) to be purchased pursuant to the exercise by such holder of its Overallotment Option, if any, on or prior to the date that is five business days prior to the commencement of the Confirmation Hearing, shall have the right to appoint one member of the initial Board of Directors upon emergence for each 10% of the voting power attributable to such holder’s New Class A Stock.  Mr. Allen shall have the right to appoint four (4) of the eleven (11) members of the initial Board of Directors, and  Neil Smit, the President and Chief Executive Officer of the Reorganized Company, will also serve on the Reorganized Company’s Board of Directors.  The identity of these members will be disclosed on Exhibit 23 to the Plan Supplement prior to the hearing on Confirmation of the Plan.  Subject to the Amended and Restated Bylaws relating to the filling of vacancies, if any, on the Board of Directors, the members of the Board of Directors as constituted on the Effective Date will continue to serve at least until the first annual meeting of stockholders after the Effective Date, which meeting shall not take place until at least 12 months after the Effective Date.  Starting at such first annual meeting of stockholders and so long as shares of New Class B Stock are outstanding, holders of New Class B Stock shall have the right to elect 35% of the members of the Board of Directors (rounded up to the next whole number), and all other members of the Board of Directors shall be elected by majority vote of New Class A Stock and New Preferred Stock, voting together as a single class.

The members of the Board of Directors elected by holders of New Class B Stock shall have no less than proportionate representation on each committee of the Board of Directors, except for any committee (1) required by applicable stock exchange rules to be comprised solely of independent directors or (2) formed solely for the purpose of reviewing, recommending and/or authorizing any transaction in which holders of Class B Stock or their affiliates (other than Reorganized CCI or its subsidiaries) are interested parties.  In addition, CCI’s current Chief Executive Officer and Chief Operating Officer will continue in their same positions.

O.   Senior Management.  The CEO and the COO of the Reorganized Company shall be the same as the CEO and COO of CCI on the date hereof.  The CEO and COO shall receive Cash and bonus compensation and benefits on substantially the same terms as (but not less economically favorable than) those contained in their respective employment agreements in effect on the date hereof.  The CEO shall receive (1) long-term incentive compensation having substantially the same value as the long-term incentive compensation contained in his employment agreement in effect on the date hereof, and (2) a waiver with respect to the retention bonus clawback provision contained in his employment agreement in effect on the date hereof.

Key Executives of the Reorganized Debtors shall be determined by the Board of Directors in consultation with the CEO.  The Reorganized Debtors shall provide Key Executives with Cash and bonus compensation and benefits consistent with (but not less economically favorable than) such Key Executives’ respective employment agreements in effect on the date hereof.

P.   Management Incentive Plan and VCP.  The Reorganized Company shall be deemed to have adopted the Management Incentive Plan and VCP on the Effective Date.

Q.   Employee and Retiree Benefits.  Except with respect to any rejected employment agreements, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement that is not a rejected employment agreement will not entitle any Person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan.  Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R.   Creation of Professional Fee Escrow Account.  On the Effective Date, the Reorganized Debtors shall establish the Professional Fee Escrow Account and reserve an amount necessary to pay all of the Accrued Professional Compensation.

S.   Preservation of Rights of Action.  Subject to the releases set forth in ARTICLE X.D and ARTICLE X.E below, and in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or the Effective Date.

Further, subject to the releases set forth in ARTICLE X.D and ARTICLE X.D below, the Reorganized Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection or repudiation of any Executory Contract during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, as the case may be.  The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE VII.

TREATMENT OF EXECUTORY CONTRACTS

A.   Assumption and Rejection of Executory Contracts.  With the exception of Executory Contracts between a Debtor (other than CII) and a CII Settlement Claim Party, which shall be deemed rejected unless set forth in clause (b) of the definition of “CII Settlement Claim,” each of the Debtors’ Executory Contracts, including the Management Agreement, the Mutual Services Agreement, and the Employment Agreements (subject to the conditions in ARTICLES VI.O and VII.A), shall be deemed assumed as of the Effective Date, unless listed on Exhibit 24 to the Plan Supplement and mutually agreed to by the Debtors, the Requisite Holders, and Mr. Allen.

The Employment Agreements of the CEO and COO shall be modified as set forth in ARTICLE VI.O and be deemed assumed as of the Effective Date.

The Employment Agreements of the Chief Financial Officer, Chief Restructuring Officer, General Counsel and Corporate Secretary, Chief Marketing Officer, and Chief Technology Officer as of the Petition Date shall be deemed assumed as of the Effective Date, contingent upon amending such Employment Agreements, to the extent applicable, to:  (i) conform the definition of “Change in Control” to the corresponding definition in the VCP; (ii) provide that “Good Reason” shall not exist under the Employment Agreements by virtue of the filing of the Chapter 11 Cases or the implementation of the Plan; and (iii) include an acknowledgement that, contingent upon the VCP becoming effective as set forth in the Plan, no awards will be granted in 2009 under the Incentive Program in place as of the Petition Date.

The Employment Agreements of the Chief Accounting Officer, Treasurer, SVP–IT, SVP–Business Development, SVP–Customer Operations, SVP–Media, President–West Division and President–East Division shall be deemed assumed as of the Effective Date, contingent upon amending such Employment Agreements to:  (i) conform the definition of “Change in Control” to the corresponding definition in the VCP; and (ii) provide that “Good Reason” shall not exist under the Employment Agreements by virtue of the filing of the Chapter 11 Cases or the implementation of the Plan.

Except as expressly provided otherwise, the Plan shall give effect to any subordination rights as required by section 510(a) of the Bankruptcy Code.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, all assumptions or rejections of such Executory Contracts in the Plan are effective as of the Effective Date.  Each such Executory Contract assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party prior to the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order.  Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right, with the consent of the Requisite Holders and Mr. Allen, to alter, amend, modify or supplement the Exhibit of Executory Contracts identified in the Plan Supplement.

B.   Indemnification Obligations.  Notwithstanding anything to the contrary herein, the obligations of the Debtors as provided in the Debtors’ respective certificates of incorporation, bylaws, applicable law or other applicable agreements as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such Debtor at any time prior to the Effective Date, respectively, against any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Petition Date.  Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, each Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such Debtor, at any time prior to the Effective Date at least to the same extent as the bylaws of each of the Respective Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’ or officers’ rights.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

C.   Cure of Defaults for Assumed Executory Contracts.  With respect to each of the Debtors’ Executory Contracts to be assumed, the Debtors shall have designated a proposed Cure, and the assumption of such Executory Contract may be conditioned upon the disposition of all issues with respect to Cure.  Any provisions or terms of the Debtors’ Executory Contracts to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure or by an agreed-upon waiver of Cure.  Except with respect to Executory Contracts in which the Debtors and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure that differ from the amounts proposed by the Debtors must be Filed with the Notice, Claims and Solicitation Agent on or before the Cure Bar Date.  The Cure Bar Date shall not apply to any franchise or Executory Contract with a state or local franchise authority.  Any request for payment of Cure that is not timely Filed shall be disallowed automatically and forever barred from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim for Cure shall be deemed fully satisfied, released, and discharged upon payment by the applicable Debtor of the amount listed on the Debtors’ proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the applicable Reorganized Debtor from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure.  The Reorganized Debtors also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.

If the Debtors or Reorganized Debtors, as applicable, object to any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues.  If there is a dispute regarding such Cure, the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the applicable Debtor or Reorganized Debtor, and the counterparty to the Executory Contract.  Any counterparty to an Executory Contract that fails to object timely to the proposed assumption of any Executory Contract will be deemed to have consented to such assumption.  The Debtors or Reorganized Debtors, as applicable, reserve the right, with the consent of the Requisite Holders and Mr. Allen, either to reject or nullify the assumption of any Executory Contract no later than thirty days after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract.

Assumption of any Executory Contract pursuant to the Plan or otherwise, except any Executory Contract with a state or local franchise authority shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract at any time prior to the effective date of assumption.  Any Proof of Claim Filed with respect to an Executory Contract that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

D.   Claims Based on Rejection or Repudiation of Executory Contracts.  Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection or repudiation of the Debtors’ Executory Contracts pursuant to the Plan or otherwise must be Filed with the Notice, Claims and Solicitation Agent no later than thirty days after the later of the Effective Date or the effective date of rejection or repudiation.  Any Proofs of Claim arising from the rejection or repudiation of the Debtors’ Executory Contracts that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection or repudiation of the Executory Contract shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

E.   Reservation of Rights.  Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

F.   Nonoccurrence of Effective Date.  In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CLAIMS AND DISPUTES

A.   Allowance of Claims and Interests.  After the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.

B.   Claims and Interests Administration Responsibilities.  Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority:  (1) to File, withdraw or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court.

C.   Estimation of Claims and Interests.  Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.   Adjustment to Claims and Interests Without Objection.  Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.  Beginning on the end of the first full calendar quarter that is at least 90 days after the Effective Date, the Reorganized Debtors shall publish every calendar quarter a list of all Claims or Interests that have been paid, satisfied, amended or superseded during such prior calendar quarter.

E.   Disallowance of Claims or Interests.  Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims and Interests may not receive any distributions on account of such Claims and Interests until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors.  All Claims Filed on account of an Indemnification Obligation to a director, officer or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order or approval of the Bankruptcy Court.  All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order or approval of the Bankruptcy Court.

F.   Offer of Judgment.  The Reorganized Debtors are authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment.  To the extent the Holder of a Claim or Interest must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors are entitled to setoff such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

G.   Amendments to Claims.  On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action.

ARTICLE IX.

PROVISIONS GOVERNING DISTRIBUTIONS

A.   Distributions on Account of Claims and Interests Allowed As of the Effective Date.  Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date shall be made on the Distribution Date; provided, however, that (1) Allowed Administrative Expense Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business or industry practice, and (2) Allowed Priority Tax Claims, unless otherwise agreed, shall be paid in full in Cash on the Distribution Date.

B.   Distributions on Account of Claims and Interests Allowed After the Effective Date.

1.   Payments and Distributions on Disputed Claims.  Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on the Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim or Interest; provided, however, that (a) Disputed Administrative Expense Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective Date, unless otherwise agreed, shall be paid in full in Cash on the Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim.

2.   Special Rules for Distributions to Holders of Disputed Claims.  Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Claims have been Allowed.

C.   Delivery of Distributions.

1.   Record Date for Distributions.  On the Effective Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Effective Date.  Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly-traded Certificate is transferred twenty or fewer days before the Effective Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.   Distribution Agent.  The Distribution Agent shall make all distributions required under the Plan, except that distributions to Holders of Allowed Claims and Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement.

3.   Delivery of Distributions in General.  Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims and Interests shall be made to Holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the signatory set forth on any of the Proofs of Claim or Interest Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Interest is Filed or if the

Debtors have been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related Proof of Claim or Interest; (d) at the addresses reflected in the Schedules if no Proof of Claim or Interest has been Filed and the Distribution Agent has not received a written notice of a change of address; or (e) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.  Distributions under the Plan on account of Allowed Claims and Interests shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.  The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

4.   Compliance Matters.  In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

5.   Undeliverable Distributions.  If any distribution to a Holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently due missed distributions shall be made to such Holder on the next Periodic Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors and shall not be supplemented with any interest, dividends or other accruals of any kind.

6.   Reversion.  Any distribution under the Plan that is an Unclaimed Distribution for a period of six (6) months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Reorganized Debtors.  Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.  The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Debtors, made pursuant to any indenture or Certificate (but only with respect to the distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned or unclaimed property law.

7.   Manner of Payment Pursuant to the Plan.  Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Reorganized Debtors by check or by wire transfer.  Checks issued by the Distribution Agent or applicable Servicer on account of Allowed Claims and Interests shall be null and void if not negotiated within ninety (90) days after issuance, but may be requested to be reissued until the distribution revests in the Reorganized Debtors.

8.   Surrender of Cancelled Instruments or Securities.  On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer).  Such surrendered Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate.  Notwithstanding anything to the contrary herein, this paragraph shall not apply to Certificates evidencing Claims that are rendered Unimpaired under the Plan.

D.   Claims Paid or Payable by Third Parties.

1.   Claims Paid by Third Parties.  The Notice, Claims and Solicitation Agent shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.   Claims Payable by Third Parties.  No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice, Claims and Solicitation Agent without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

E.   Allocation Between Principal and Accrued Interest.  Except as otherwise provided in the Plan (e.g,, in Class H-4), the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claim (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

ARTICLE X.

EFFECT OF PLAN CONFIRMATION

A.   Discharge of Claims and Termination of Interests.  Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim or Interest based upon such debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed Cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

B.   Compromise and Settlement of Claims and Controversies.  Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such an Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.  In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

C.   CCO Credit Facility.  Without reservation or qualification, the Debtors (1) irrevocably waive and abjure any right to engage in any additional borrowing under the reinstated CCO Credit Facility, and (2) commit to Cash collateralize, if required by section 1124 of the Bankruptcy Code, by the Effective Date, any letters of credit issued pursuant to the CCO Credit Facility that remain outstanding as of the Effective Date.

D.   Releases by the Debtors.  On the Effective Date and effective as of the Effective Date, for the good and valuable consideration provided by each of the Debtor Releasees (as defined below), including:  (1) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan; (2) the obligations of the Holders of Claims party to Plan Support Agreements to provide the support necessary for the Effective Date of the Plan; and (3) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the restructuring contemplated by the Plan, each of the Debtors shall provide a full discharge and release to each Releasing Party, including each other Debtor, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates and representatives (collectively, the “Debtor Releasees” (and each such Debtor Releasee so released shall be deemed released and discharged by the Debtors)) and their respective properties from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, arising from or related in any way to the Debtors, including those that any of the Debtors or Reorganized Debtors would have been legally entitled to assert against a Debtor Releasee in their own right (whether individually or collectively) or that any Holder of a Claim or Interest or other Entity, would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, including those in any way related to the Chapter 11 Cases or the Plan to the fullest extent of the law; provided, however, that the foregoing “Debtor Release” shall not operate to waive or release any person or Entity other than a Releasing Party from any causes of action expressly set forth in and preserved by the Plan.  Notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors will not release any Causes of Action that they may have now or in the future against the Non-Released Parties.

E.   Third Party Releases.  On the Effective Date and effective as of the Effective Date, the Holders of Claims and Interests shall be deemed to provide a full discharge and release to the Debtor Releasees and their respective property from any and all Causes of Action, whether known or unknown, whether for tort, contract, violations of federal or state securities laws or otherwise, arising from or related in any way to the Debtors, including those in any way related to the Chapter 11 Cases or the Plan; provided, that the foregoing “Third Party Release” shall not operate to waive or release any person or Entity (other than a Debtor Releasee) from any Causes of Action expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, and provided further that the foregoing “Third Party Release” shall not impair the rights (a) to which an Allowed Unimpaired Claim entitles the Holder of such Allowed Unimpaired Claim or (b) of a Holder of a General Unsecured Claim as to any General Unsecured Claim.  Notwithstanding anything in the Plan to the contrary, the Releasing Parties will not release any Causes of Action that they, the Debtors or the Reorganized Debtors may have now or in the future against the Non-Released Parties.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, and further, shall constitute its finding that the Third Party Release is:  (1) in exchange for the good and valuable consideration provided by the Debtor Releasees, a good faith settlement and compromise of the claims released by the Third Party Release; (2) in the best interests of the Debtors and all Holders of Claims; (3) fair, equitable and reasonable; (4) given and made after due notice and opportunity for hearing; and (5) a bar to any of the Holders of Claims and Interests asserting any claim released by the Third Party Release against any of the Debtor Releasees.

           Nothing in the Confirmation Order or the Plan shall affect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including any claim arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties, nor shall anything in the Confirmation Order or the Plan enjoin the United States Government or any of its agencies or any state or local authority from bringing any claim, suit, action or other proceedings against the Released Parties for any liability whatsoever, including without limitation any claim, suit or action arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States Government or any of its agencies or any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, federal securities laws, the environmental laws or any criminal laws of the United States Government or any of its agencies or any state and local authority against the Released Parties.   This paragraph, however, shall in no way affect or limit the discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

F.   Injunction.  From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner, any Cause of Action released or to be released pursuant to the Plan or the Confirmation Order.

G.   Exculpation.  The Exculpated Parties shall neither have, nor incur any liability to any Entity for any pre-petition or post-petition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Effective Date of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre-petition or post-petition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Company; provided, that the foregoing provisions of this exculpation shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a final order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided further, that the foregoing “Exculpation” shall not apply to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, except for acts or omissions of Releasing Parties.

H.   Protection Against Discriminatory Treatment.  Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or another Entity with whom such Reorganized Debtors have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.   Setoffs and Recoupment.  The Debtors may setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against such claimant.

In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or Reorganized Debtors unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.   Release of Liens.  Except as otherwise provided in the Plan (including as to reinstated debt) or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

K.   Document Retention.  On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified or supplemented by the Reorganized Debtors in the ordinary course of business.

L.   Reimbursement or Contribution.  If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date:  (1) such Claim has been adjudicated as noncontingent or (2) the relevant Holder of a Claim has Filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

ARTICLE XI.

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE EXPENSE CLAIMS

A   Professional Claims.

1.   Final Fee Applications.  All final requests for Professional Compensation and Reimbursement Claims shall be Filed no later than 45 days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Compensation and Reimbursement Claims shall be determined by the Bankruptcy Court.

2.   Payment of Interim Amounts.  Except as otherwise provided in the Plan, Professionals shall be paid pursuant to the Interim Compensation Order.

3.   Professional Fee Escrow Account.  On the Effective Date, the Reorganized Debtors (other than Reorganized CII) shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals.  The Professional Fee Escrow Account shall be maintained in trust for the Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order.  Such funds shall not be considered property of the Reorganized Debtors.  The remaining amount of Professional Compensation and Reimbursement Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors (other than Reorganized CII) from the Professional Fee Escrow Account, without interest or other earnings therefrom, when such Claims are Allowed by a Bankruptcy Court order.  When all Claims by Professional have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors (other than Reorganized CII).

4.   Professional Fee Reserve Amount.  To receive payment for unbilled fees and expenses incurred through the Effective Date, on or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtors (other than CII).  If a Professional does not provide an estimate, the Reorganized Debtors (other than Reorganized CII) may estimate the unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional.  The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

5.   Post-Effective Date Fees and Expenses.  Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, Professional or other fees and expenses incurred by that Reorganized Debtor after the Effective Date pursuant to the Plan.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

6.   Substantial Contribution Compensation and Expenses.  Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must File an application and serve such application on counsel for the Debtors or Reorganized Debtors, as applicable, and as otherwise  required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules.

7.   Indenture Trustee, Administrative Agent, and Collateral Trustee Fees, and Indemnification Obligations.  Unless otherwise ordered by the Bankruptcy Court or specifically provided for in the Plan, all reasonable fees and expenses of the indenture trustees, administrative agents, and collateral trustees (and their counsel, agents, and advisors) that are provided for under the respective indentures or credit agreements shall be paid in full in Cash without a reduction to the recoveries of applicable Holders of Allowed Claims as soon as reasonably practicable after the Effective Date.  Notwithstanding the foregoing, to the extent any fees or expenses of the indenture trustees, the administrative agents, and the collateral trustees are not paid (including, without limitation, any fees or expenses incurred in connection with any unresolved litigation relating to Disputed Claims), the indenture trustees, the administrative agents, and the collateral trustees may assert their charging liens against any recoveries received on behalf of their respective Holders for payment of such unpaid amounts.  The contractual indemnification obligations of the Debtors (other than CII) to these Professionals shall be reinstated as unsecured obligations of the Reorganized Debtors (other than Reorganized CII).  All disputes related to the fees and expenses of the indenture trustees, administrative agents, and collateral trustees (and their counsel, agents, and advisors) shall be subject to the jurisdiction of and decided by the Bankruptcy Court.  Notwithstanding anything to the contrary herein, this Article XI.A.7 will not apply to Claims rendered Unimpaired by the Plan.

8.   Other Fees.  The Debtors (other than CII) shall promptly pay the reasonable, documented out-of-pocket fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Houlihan Lokey Howard & Zukin Capital, Inc., and UBS Securities LLC, the legal and financial advisors engaged by the Crossover Committee, without Paul, Weiss, Rifkind, Wharton & Garrison LLP, Houlihan Lokey Howard & Zukin Capital, Inc., or UBS Securities LLC having to file fee applications to receive payment for such fees and expenses.

The Debtors (other than CII) shall pay the reasonable, documented out-of-pocket fees and expenses incurred by the members of the Crossover Committee in connection with the negotiation of the Plan, as well as their due diligence review and the approval and consummation of the transactions contemplated by the Plan, without such members of the Crossover Committee having to file fee applications to receive payment for such fees and expenses.

The Debtors (other than CII) shall pay the reasonable, documented out-of-pocket fees incurred by the members of the Creditors’ Committee.

B.   Other Administrative Expense Claims.  All requests for payment of an Administrative Expense Claim must be Filed with the Notice, Claims and Solicitation Agent and served upon counsel to the Debtors or Reorganized Debtors, as applicable.  The Reorganized Debtors may settle and pay any Administrative Expense Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.  In the event that any party with standing objects to an Administrative Expense Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Expense Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be Filed with respect to an Administrative Expense Claim previously Allowed by Final Order.

ARTICLE XII.
CONDITIONS PRECEDENT TO EFFECTIVE DATE

A.   Conditions Precedent to Effective Date.  The following shall be satisfied or waived as conditions precedent to the Effective Date.

1.   The Bankruptcy Court shall have approved the Disclosure Statement, in a manner acceptable to the Debtors, the Requisite Holders and Mr. Allen, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

2.   The final version of the Plan, the Plan Supplement and all of the documents and exhibits contained therein shall have been Filed and approved in form and substance reasonably acceptable to the Debtors, the Requisite Holders and Mr. Allen.

3.   The Bankruptcy Court shall enter the Confirmation Order, in form and substance reasonably satisfactory to the Debtors, the Requisite Holders and Mr. Allen, and such order shall not have been stayed or modified or vacated on appeal.

4.   All governmental, regulatory, and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated herein shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

5.   All consents, approvals and waivers necessary in connection with the transactions contemplated herein with respect to Franchises (as defined in the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq.) or similar authorizations for the provision of cable television service in areas serving no less than 80% of CCI’s individual basic subscribers in the aggregate at such time shall have been obtained, unless the condition set forth in this clause shall have been waived by the Requisite Holders and Mr. Allen.

6.   The Confirmation Date shall have occurred.

7.   The Debtors shall have received the funds contemplated by the Commitment Letters and the New CCH II Notes Commitment Parties shall have fulfilled all of the obligations under the Commitment Letters.

B.   Waiver of Conditions Precedent.  The Debtors or the Reorganized Debtors, as applicable, with the consent of the Requisite Holders and Mr. Allen, may waive any of the conditions to the Effective Date set forth above at any time, without any notice to parties in interest and without any further notice to or action, order or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm the Plan.  The failure of the Debtors or Reorganized Debtors, as applicable, the Requisite Holders or Mr. Allen to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.   Effect of Non-Occurrence of Conditions to the Effective Date.  Each of the conditions to the Effective Date must be satisfied or duly waived, and the Effective Date must occur within 180 days after Confirmation, or by such later date established by Bankruptcy Court order.  If the Effective Date has not occurred within 180 days of Confirmation, then upon motion by a party-in-interest made before the Effective Date and a hearing, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion to vacate, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion.  If the Confirmation Order is vacated, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, including the discharge of Claims and termination of Interests pursuant to the Plan and section 1141 of the Bankruptcy Code and the assumptions, assignments or rejections of Executory Contracts, and nothing contained in the Plan or Disclosure Statement shall:  (1) constitute a waiver or release of any Claims, Interests or Causes of

Action; (2) prejudice in any manner the rights of any Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XIII.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.   Modification or Amendments.  Except as otherwise specifically provided in the Plan, and subject to the Plan Support Agreements and conditions to the Effective Date, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw or to alter, amend or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, subject to the terms of the Plan Support Agreement and conditions to the Effective Date.  Upon its Filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the Bankruptcy Court’s website at www.nysb.uscourts.gov, and at the Debtors’ private website at http://www.kccllc.net/charter.  The documents contained in the Plan Supplement are an integral part of the Plan and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

B.   Effect of Confirmation on Modifications.  Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.   Revocation or Withdrawal of Plan.  Subject to the Plan Support Agreements and conditions to the Effective Date, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void with the exception of the Plan Support Agreements; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XIV.

RETENTION OF JURISDICTION

A.   Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.   Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.   Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.   Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including Cure or Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.   Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.   Adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.   Adjudicate, decide or resolve any and all matters related to Causes of Action;

7.   Adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.   Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.   Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.          Resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.   Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

12.   Resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.   Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

14.   Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

15.   Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.   Enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17.   Adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.   Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.   Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.   Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

21.   Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.   Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.   Enforce all orders previously entered by the Bankruptcy Court; and

24.   Hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

A.   Immediate Binding Effect.  Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts with the Debtors.

B.   Additional Documents.  On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.   Payment of Statutory Fees.  All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

D.   Reservation of Rights.  Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.   Successors and Assigns.  The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

F.   Service of Documents.

1.   After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors	Counsel to Debtors
Charter Communications, Inc. 12405 Powerscourt Drive, Suite 100 St. Louis, Missouri 63131-3660 Attn.: Gregory L. Doody, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn.:      Richard M. Cieri, Esq.
Paul M. Basta, Esq.
Stephen E. Hessler, Esq.

- and -

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn.:     Ray C. Schrock, Esq.

Counsel to CII	United States Trustee
Togut, Segal & Segal, LLP One Penn Plaza New York, New York 10119 Attn.: Albert Togut, Esq. Frank Oswald, Esq.	Office of the United States Trustee for the Southern District of New York 33 Whitehall Street, 21st Floor New York, New York 10004 Attn.: Paul K. Schwartzberg, Esq.
Counsel to the Agent for the Debtors’ Prepetition First Lien Facility	Counsel to the Crossover Committee
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attn.: Peter V. Pantaleo, Esq.	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attn.: Alan W. Kornberg, Esq. Kenneth M. Schneider, Esq.
Counsel to the Creditors’ Committee
Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036-8704 Attn.: Mark R. Somerstein, Esq. Keith H. Wofford, Esq.

2.   After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

3.   In accordance with Bankruptcy Rules 2002 and 3020(c), within ten (10) Business Days of the date of entry of the Confirmation Order, the Debtors shall serve the Notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. To supplement the notice described in the preceding sentence, within twenty days of the date of the Confirmation Order the Debtors shall publish the Notice of Confirmation once in The Wall Street Journal (National Edition).  Mailing and publication of the Notice of Confirmation in the time and manner set forth in the this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

G.   Term of Injunctions or Stays.  Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.   Entire Agreement.  On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.   Governing Law.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

J.   Exhibits.  All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date.  After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ private website at http://www.kccllc.net/charter or the Bankruptcy Court’s website at www.nysb.uscourts.gov.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.   Nonseverability of Plan Provisions upon Confirmation.  If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors, the Crossover Committee, and Mr. Allen; and (3) nonseverable and mutually dependent.

L.   Closing of Chapter 11 Cases.  The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.   Waiver or Estoppel.  Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

N.   Conflicts.  Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

New York, New York
Dated:  July 15, 2009

                 CHARTER COMMUNICATIONS, INC. (for itself and all other Debtors, except CII)

                By:  /s/ Neil Smit
                Name:  Neil Smit
                Title:  Chief Executive Officer, President and Director

                 CHARTER INVESTMENT, INC.

                By:  /s/ William L. McGrath
                Name:  William L. McGrath
                Title:   Vice President